Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ORTHOFIX MEDICAL INC.,

ORCA MERGER SUB INC.,

and

SEASPINE HOLDINGS CORPORATION

Dated October 10, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.01	Definitions	2
1.02	Other Definitional Provisions	15

ARTICLE 2 THE MERGER		16

2.01	Shares of Merger Sub	16
2.02	The Merger	16
2.03	Closing	16
2.04	Effective Time	16
2.05	Effects of the Merger	16
2.06	Certificate of Incorporation and Bylaws	16
2.07	Directors and Officers of the Surviving Corporation	16
2.08	Treatment of SeaSpine Shares, SeaSpine Equity Awards and Merger Sub Shares	17
2.09	Closing of SeaSpine Transfer Books	19
2.10	Exchange Fund; Exchange of Certificates	19
2.11	Withholding	21
2.12	Interest; No Liability	21
2.13	Adjustments to Prevent Dilution	21
2.14	Further Action	22
2.15	Corporate Governance Matters	22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SEASPINE		22

3.01	Organization and Corporate Power	22
3.02	Authorization; Valid and Binding Agreement	23
3.03	Capital Stock	23
3.04	Subsidiaries	24
3.05	No Breach	24
3.06	Consents, etc.	24
3.07	SEC Reports; Disclosure Controls and Procedures	25
3.08	No Undisclosed Liabilities	26
3.09	Absence of Certain Developments	26
3.10	Title to Properties	28
3.11	Tax Matters	28
3.12	Contracts and Commitments	29
3.13	Intellectual Property	31
3.14	Data Privacy	32
3.15	Litigation	33
3.16	Insurance	33
3.17	Employee Benefit Plans	33
3.18	Compliance with Law; Permits; Anti-Corruption Laws	34
3.19	Environmental Compliance and Conditions	35
3.20	Employment and Labor Matters	36
3.21	FDA and Regulatory Matters	37
3.22	Brokerage	39
3.23	Disclosure	39
3.24	Board Approval; Vote Required	40
3.25	Opinion	40
3.26	No Other Representations and Warranties	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ORTHOFIX AND MERGER SUB		41

4.01	Organization and Corporate Power	41
4.02	Authorization; Valid and Binding Agreement	41
4.03	Capital Stock	41
4.04	Subsidiaries	42
4.05	No Breach	43
4.06	Consents, etc.	43
4.07	SEC Reports; Disclosure Controls and Procedures	43
4.08	No Undisclosed Liabilities	44
4.09	Absence of Certain Developments	45
4.10	Title to Properties	46
4.11	Tax Matters	47
4.12	Contracts and Commitments	48
4.13	Intellectual Property	50
4.14	Data Privacy	51
4.15	Litigation	51
4.16	Insurance	51
4.17	Employee Benefit Plans	52
4.18	Compliance with Law; Permits; Anti-Corruption Laws	53
4.19	Environmental Compliance and Conditions	54
4.20	Employment and Labor Matters	54
4.21	FDA and Regulatory Matters	55
4.22	Brokerage	58
4.23	Disclosure	58
4.24	Board Approval; Vote Required	58
4.25	Opinion	59
4.26	Merger Sub	59
4.27	No Other Representations and Warranties	59

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		59

5.01	Covenants of SeaSpine	59
5.02	Covenants of Orthofix	63

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		66

6.01	Investigation	66
6.02	Registration Statement and Proxy Statement for Shareholder Approval	66
6.03	Shareholders’ Meetings	67
6.04	Non-Solicitation	68
6.05	Regulatory Approvals; Additional Agreements	73
6.06	Termination of SeaSpine ESPP	74
6.07	Employee and Labor Matters	75
6.08	Indemnification of Officers and Directors	76
6.09	Public Disclosure	77
6.10	NASDAQ Listing of Additional Shares	77
6.11	Takeover Laws	77
6.12	Section 16	77
6.13	Certain Tax Matters	78
6.14	No Control of Other Party’s Business	78
6.15	Filing of Form S-8; Listing of Additional Shares	78
6.16	Loan Payoff	79
6.17	SeaSpine Exchangeable Shares Notice	79

ii

ARTICLE 7 CONDITIONS TO CLOSING		79

7.01	Conditions to All Parties’ Obligations	79
7.02	Conditions to Orthofix’s and Merger Sub’s Obligations	80
7.03	Conditions to SeaSpine’s Obligations	80

ARTICLE 8 TERMINATION		81

8.01	Termination	81
8.02	Effect of Termination	83
8.03	Termination Fees	83

ARTICLE 9 MISCELLANEOUS		86

9.01	Expenses	86
9.02	Amendment	86
9.03	Waiver	86
9.04	No Survival of Representations and Warranties	86
9.05	Entire Agreement; Counterparts	86
9.06	Applicable Law; Jurisdiction	87
9.07	Waiver of Jury Trial	87
9.08	Assignability	87
9.09	No Third Party Beneficiaries	87
9.10	Notices	88
9.11	Severability	88
9.12	Specific Performance	89

Schedule 2.07 – Directors and Officers of the Surviving Corporation

Schedule 2.15 – Corporate Governance Matters

Schedule 6.05(a) – Additional Antitrust Approvals

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated October 10, 2022, by and among Orthofix Medical Inc., a Delaware corporation (“Orthofix”), Orca Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Orthofix (“Merger Sub”), and SeaSpine Holdings Corporation, a Delaware corporation (“SeaSpine”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Orthofix Board and SeaSpine Board have deemed it advisable and in the best interests of their respective corporations and stockholders that Orthofix and SeaSpine engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Orthofix Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Orthofix Share Issuance, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Orthofix Share Issuance, are fair to, and in the best interests of, Orthofix and the Orthofix Stockholders; (c) resolved to recommend the approval of the Orthofix Share Issuance to the Orthofix Stockholders, on the terms and subject to the conditions set forth in this Agreement (the “Orthofix Recommendation”); and (d) directed that the Orthofix Share Issuance be submitted to the Orthofix Stockholders for approval;

WHEREAS, the SeaSpine Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, SeaSpine and the SeaSpine Stockholders; (c) resolved to recommend the adoption of this Agreement to the SeaSpine Stockholders, on the terms and subject to the conditions set forth in this Agreement (the “SeaSpine Recommendation”); and (d) directed that this Agreement be submitted to the SeaSpine Stockholders for adoption;

WHEREAS, the Merger Sub Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (c) resolved to recommend the adoption of this Agreement to the sole stockholder of Merger Sub, on the terms and subject to the conditions set forth in this Agreement; and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

“AcquireCo” means 7D Surgical ULC, a company amalgamated under the laws of British Columbia.

“AcquireCo Articles” means AcquireCo’s Articles, as amended (including the Special Rights and Restrictions set out in Schedule 1 thereto).

“Acquisition Proposal” shall mean any bona fide proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving the: (a) direct or indirect acquisition, exclusive license or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Affiliates); (b) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Affiliates); or (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group of Persons (other than a party hereto or any of its Affiliates) beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation.

“Additional Antitrust Approvals” has the meaning set forth in Section 6.05(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all other applicable anti-corruption/anti-bribery Laws.

“Antitrust Laws” means any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Average Orthofix Stock Price” shall mean the volume weighted average trading price per Orthofix Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York, Dallas, Texas or San Diego, California.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar or successor federal, state, local and foreign Law, including any applicable guidance (including IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, effective as of August 31, 2022, between Orthofix and SeaSpine.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 28, 2022, between Orthofix and SeaSpine.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“COVID-19” means SARS-CoV-2 or COVID-19, and any mutations or variations thereof (including any directly related health conditions).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“COVID-19 Response” means any deviations from the ordinary course of business of a party or any of its Subsidiaries or any actions, inactions, activities or conduct of such party or any of its Subsidiaries, in each case, following the date of this Agreement that such party reasonably and in good faith determines are reasonably necessary to comply with any COVID-19 Measures or to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (including protecting the health or safety of any Person in response to COVID-19).

“Defaulting Party” has the meaning set forth in Section 8.03(f).

“DGCL” means the Delaware General Corporation Law.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 6.07(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon SeaSpine or Orthofix, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with SeaSpine or Orthofix, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agency Agreement” has the meaning set forth in Section 2.10(a).

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(b).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Expenses” has the meaning set forth in Section 8.03(e).

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“Fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness, or other similar theory.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with SeaSpine’s or Orthofix’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum, or any fraction thereof, per- and poly-fluoroalkyl substances or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Orthofix’s business or SeaSpine’s business, as applicable, as of the date hereof, the following: (i) the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the criminal false claims statutes (18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of biological, tissue or medical device products, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare products or services; (ii) all equivalent or similar Laws in any jurisdiction applicable to either party or its Products; and (iii) all regulations promulgated pursuant to such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Intellectual Property” means all intellectual property and industrial rights arising in any jurisdiction throughout the world including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) all trademarks, service marks, trade names, internet domain names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (iv) data, databases, trade secrets and know-how.

“Intentional and Material Breach” means any material breach of this Agreement that is the consequence of any action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the SeaSpine Board or the Orthofix Board after the date of this Agreement to the extent that such event, development or change in circumstances (a) was neither known by the SeaSpine Board or the Orthofix Board, as applicable, nor reasonably foreseeable by the SeaSpine Board or the Orthofix Board, as applicable, as of or prior to the date of this Agreement and (b) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of SeaSpine Shares or Orthofix Shares or the fact that a party fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings or other financial performance or results of operations predictions for any period be an Intervening Event (it being understood, however, that the underlying causes of such change or fact shall not be excluded by this proviso).

“Joint Proxy Statement” has the meaning set forth in Section 6.02.

“knowledge of Orthofix” or “Orthofix’s knowledge” shall mean, the actual knowledge of any of those individuals set forth in Section 1.1 of the Orthofix Disclosure Letter.

“knowledge of SeaSpine” or “SeaSpine’s knowledge” shall mean, the actual knowledge of any of those individuals set forth in Section 1.1 of the SeaSpine Disclosure Letter.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from: (a) general business or economic conditions affecting the industry in which such party or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (b) any national or international political or social conditions, including the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. (including any internet or “cyber” attack or hacking), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. or any similar event, or geopolitical conflict, including Russia’s invasion of Ukraine, and military and/or governmental responses thereto, including the effects of economic sanctions, reverse sanctions, boycotts, reverse boycotts, commercial, currency and banking restrictions, reductions or cancellations in energy, technology or commercial product purchases, and the effects therefrom, in each case, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (c) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or any COVID-19 Measures or such party’s COVID-19 Response)), public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (e) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (f) changes in GAAP, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (g) changes in Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Body, including any COVID-19 Measures, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (h) the taking of any action expressly contemplated hereby or the other agreements contemplated hereby; (i) the public announcement or the execution of this Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (i) shall not apply to any representation or warranty of SeaSpine in Section 3.05 or Section 3.06 or of Orthofix in Section 4.05 or Section 4.06 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (j) any failure, in and of itself, by either party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); (k) any change, in and of itself, in the market price or trading volume of the securities of either party (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); (l) any litigation, claim or legal proceeding threatened or initiated against Orthofix, Merger Sub, SeaSpine or any of their respective Subsidiaries, Affiliates, officers or directors, in each case, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and including the impact of any of the foregoing on any relationships with customers, suppliers, licensors, distributors, partners, providers, employees or regulators; or (m) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE 8.

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Tax Opinion” has the meaning set forth in Section 6.13(b).

“Merger Tax Representation Letters” has the meaning set forth in Section 6.13(b).

“Misconduct Allegation” has the meaning set forth in Section 3.20.

“NASDAQ” means the Nasdaq Global Select Market.

“New Plans” has the meaning set forth in Section 6.07(b).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Old Plans” has the meaning set forth in Section 6.07(b).

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.

“Orthofix” has the meaning set forth in the Preamble.

“Orthofix Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Orthofix Balance Sheet Date” means December 31, 2021.

“Orthofix Board” means the board of directors of Orthofix.

“Orthofix Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Orthofix Employees” has the meaning set forth in Section 6.07(a).

“Orthofix Equity Plan” means Orthofix’s Amended and Restated 2012 Long-Term Incentive Plan, as amended from time to time.

“Orthofix Inducement Plans” means (a) the Employee Inducement Non-Qualified Stock Option Agreement between Orthofix and Jon Serbousek, dated August 5, 2019, (b) the Employee Inducement Restricted Stock Unit Agreement between Orthofix and Jon Serbousek, dated August 5, 2019, and (c) the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix and Bradley R. Mason, dated March 13, 2013.

“Orthofix Licenses” has the meaning set forth in Section 4.21(b).

“Orthofix Material Adverse Effect” means a Material Adverse Effect of Orthofix.

“Orthofix Material Contract” has the meaning set forth in Section 4.12(c).

“Orthofix-Nominated Directors” has the meaning set forth in Schedule 2.15.

“Orthofix Notice of Change” has the meaning set forth in Section 6.04(f).

“Orthofix Option” means each option to acquire Orthofix Shares granted under an Orthofix Equity Plan or pursuant to a stand-alone stock option agreement.

“Orthofix Plan” means each Plan that Orthofix or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Orthofix or any of its Subsidiaries or with respect to which Orthofix or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Orthofix Real Property” has the meaning set forth in Section 4.10(b).

“Orthofix Recommendation” has the meaning set forth in the Recitals.

“Orthofix Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Orthofix RSU” means each restricted stock unit granted under an Orthofix Equity Plan.

“Orthofix SEC Documents” has the meaning set forth in Section 4.07(a).

“Orthofix Share” means a share of common stock of Orthofix, $0.10 par value per share.

“Orthofix Share Issuance” means the issuance of Orthofix Shares in connection with the Merger as contemplated by this Agreement.

“Orthofix SPP” means Orthofix’s Second Amended and Restated Stock Purchase Plan, as amended from time to time.

“Orthofix SPP Purchase Rights” means rights to acquire Orthofix Shares under the Orthofix SPP.

“Orthofix Stockholder” means a holder of Orthofix Shares.

“Orthofix Stockholder Approval” has the meaning set forth in Section 4.24(b).

“Orthofix Stockholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Orthofix Tax Counsel” has the meaning set forth in Section 6.13(b).

“Orthofix Termination Fee” has the meaning set forth in Section 8.03(e).

“Permit” means any approval, clearance, authorization, certificate, consent, license, Order or permits or other similar authorization of any Governmental Body or under any Law.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of SeaSpine or Orthofix, as applicable, in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased SeaSpine Real Property or Orthofix Real Property, as applicable, which are not violated by the current use and operation of the leased SeaSpine Real Property or Orthofix Real Property, as applicable; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased SeaSpine Real Property or Orthofix Real Property, as applicable, which do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with SeaSpine’s business or Orthofix’s business, as applicable; (e) matters that would be disclosed by an accurate current survey of the leased SeaSpine Real Property or Orthofix Real Property, which do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with SeaSpine’s business or Orthofix’s business, as applicable; (f) any other Liens (including any immaterial imperfections or immaterial irregularities of title) that, in the aggregate, do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with SeaSpine’s business or Orthofix’s business, as applicable; (g) Liens arising under workers’ compensation, unemployment insurance and social security; and (h) purchase money Liens and Liens securing rental payments under Capital Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Data” means any information in a party’s or its Subsidiaries’ possession that identifies or could be used to identify an individual, household or device including information that constitutes “personal data,” “personal information” or similar term as defined by applicable Law.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, commission, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means any product that SeaSpine or Orthofix, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by SeaSpine or Orthofix, as applicable.

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means any director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of a party.

“Rollover Option” has the meaning set forth in Section 2.08.

“SeaSpine” has the meaning set forth in the Preamble.

“SeaSpine Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“SeaSpine Balance Sheet Date” means December 31, 2021.

“SeaSpine Board” means the board of directors of SeaSpine.

“SeaSpine Disclosure Letter” has the meaning set forth in ARTICLE 3.

“SeaSpine Exchangeable Share” means an “Exchangeable Share” as defined in AcquireCo’s Articles.

“SeaSpine Exchangeable Share Redemption” means a redemption pursuant to the exercise of either a Retraction Call Right or Redemption Call Right (as such terms are defined in AcquireCo’s Articles) of a SeaSpine Exchangeable Share in accordance with AcquireCo’s Articles.

“SeaSpine Existing Loan Documents” means that certain Amended and Restated Credit Agreement, dated July 27, 2018, among SeaSpine Holdings Corporation and Project Maple Leaf Holdings ULC, as guarantors, and SeaSpine Orthopedics Corporation, SeaSpine, Inc., ISOTIS, Inc., SeaSpine Sales LLC, ISOTIS Orthobiologics, Inc., Theken Spine, LLC, SeaSpine Orthopedics Intermediate Co, Inc., 7D Surgical USA Inc. and 7D Surgical ULC, as borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, and all other loan documents related thereto and entered into with respect thereto, in each case, as amended from time to time.

“SeaSpine Existing Loan Documents Termination” has the meaning set forth in Section 6.16.

“SeaSpine Employees” has the meaning set forth in Section 6.07(a)

“SeaSpine Equity Plan” means SeaSpine’s Amended and Restated 2015 Incentive Award Plan, as amended from time to time.

“SeaSpine ESPP” means SeaSpine’s 2015 Employee Stock Purchase Plan, as amended from time to time.

“SeaSpine ESPP Purchase Rights” means rights to acquire SeaSpine Shares under the SeaSpine ESPP.

“SeaSpine Inducement Plans” means, collectively, SeaSpine’s 2018 Employment Inducement Incentive Award Plan, as amended from time to time, and SeaSpine’s 2020 Employment Inducement Incentive Award Plan, as amended from time to time.

“SeaSpine Licenses” has the meaning set forth in Section 3.21(b).

“SeaSpine Material Adverse Effect” means a Material Adverse Effect of SeaSpine.

“SeaSpine Material Contract” has the meaning set forth in Section 3.12(c).

“SeaSpine-Nominated Directors” has the meaning set forth in Schedule 2.15.

“SeaSpine Notice of Change” has the meaning set forth in Section 6.04(c).

“SeaSpine Option” means each option to acquire SeaSpine Shares granted under a SeaSpine Equity Plan or pursuant to a stand-alone stock option agreement.

“SeaSpine Plan” means each Plan that SeaSpine or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of SeaSpine or any of its Subsidiaries or with respect to which SeaSpine or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“SeaSpine Real Property” has the meaning set forth in Section 3.10(b).

“SeaSpine Recommendation” has the meaning set forth in the Recitals.

“SeaSpine Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“SeaSpine Restricted Share” means each restricted SeaSpine Share issued under a SeaSpine Equity Plan.

“SeaSpine RSU” means each restricted stock unit granted under a SeaSpine Equity Plan.

“SeaSpine SEC Documents” has the meaning set forth in Section 3.07(a).

“SeaSpine Share” means a share of common stock of SeaSpine, $0.01 par value per share.

“SeaSpine Share Certificate” has the meaning set forth in Section 2.09.

“SeaSpine Stockholders” means all holders of SeaSpine Shares.

“SeaSpine Stockholder Approval” has the meaning set forth in Section 3.24(b).

“SeaSpine Stockholders’ Meeting” has the meaning set forth in Section 6.03(a).

“SeaSpine Support Agreement” means the Support Agreement, dated May 20, 2020, among SeaSpine, AcquireCo, CallCo and the Shareholder Representatives (as such term is defined therein).

“SeaSpine Tax Counsel” has the meaning set forth in Section 6.13(b).

“SeaSpine Termination Fee” has the meaning set forth in Section 8.03(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such

Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any unsolicited bona fide written Acquisition Proposal with respect to such party made by any Person or group of Persons (other than a party hereto or any of its Affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of such party, in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all relevant financial, legal and regulatory aspects of such Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable from a financial point of view (taking into account the payment of the SeaSpine Termination Fee or Orthofix Termination Fee, as applicable) to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04.

“Surviving Corporation” has the meaning set forth in Section 2.02.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body, including Section 203 of the DGCL.

“Tax” or “Taxes” means: (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not; and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Trading Day” shall mean a day on which Orthofix Shares are traded on NASDAQ.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“WARN” has the meaning set forth in Section 3.20.

1.02    Other Definitional Provisions.

(a)    All references in this Agreement to Exhibits, Schedules, the SeaSpine Disclosure Letter, the Orthofix Disclosure Letter, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b)    Exhibits, Schedules, the SeaSpine Disclosure Letter and the Orthofix Disclosure Letter to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)    Any definition of or reference to any agreement, instrument, benefit plan or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been (i) provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual data room (including the clean room contained therein) set up by SeaSpine or Orthofix, as applicable, in connection with the transactions contemplated by this Agreement or (ii) has been publicly filed with the SEC, in each case, at least twenty-four (24) hours prior to the date of this Agreement.

ARTICLE 2

THE MERGER

2.01    Shares of Merger Sub. Merger Sub is a corporation incorporated under the Laws of the State of Delaware and is a constituent company in the Merger. Orthofix beneficially owns 100% of the outstanding capital stock of Merger Sub.

2.02    The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into SeaSpine (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and SeaSpine shall continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. Immediately following the Effective Time, but subject to Section 2.10(b), the Surviving Corporation shall be a wholly-owned subsidiary of Orthofix.

2.03    Closing. The closing of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), unless another date or time is mutually agreed upon in writing by the parties hereto.

2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Orthofix and SeaSpine in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

2.05    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.06    Certificate of Incorporation and Bylaws. At the Effective Time, the parties shall take all necessary actions so that, at or immediately prior to the Effective Time, (a) the certificate of incorporation of SeaSpine shall, by virtue of the Merger, but subject to Section 6.08, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is SeaSpine Holdings Corporation” and (b) subject to Section 6.08, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter modified, changed or amended as provided therein or by applicable Law.

2.07    Directors and Officers of the Surviving Corporation. From and after the Effective Time, the Persons listed on Schedule 2.07 shall be the initial directors and executive officers of the Surviving

Corporation, each to hold office in accordance with the terms set forth in the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, appointed, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.08    Treatment of SeaSpine Shares, SeaSpine Equity Awards and Merger Sub Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Orthofix, Merger Sub, SeaSpine or any holder of shares thereof:

(i)    each SeaSpine Share held as of the Effective Time by Orthofix, Merger Sub, any direct or indirect wholly-owned Subsidiary of SeaSpine or Orthofix or by SeaSpine as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 2.08(b), Section 2.08(c) and Section 2.13, each SeaSpine Share outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) below and SeaSpine Shares issuable in connection with a SeaSpine Exchangeable Share Redemption (other than the Excluded Shares) shall be canceled and converted into the right to receive 0.4163 fully paid and nonassessable Orthofix Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio”).

The aggregate number of Orthofix Shares issuable pursuant to Section 2.08(a)(ii), including shares outstanding pursuant to Section 2.08(b)(i), and Section 2.08(b)(ii) is referred to as the “Merger Consideration.”

(b)    The Merger shall be deemed to constitute a “Change in Control” for purposes of each of the SeaSpine Equity Plan and the SeaSpine Inducement Plans and all awards granted respectively thereunder, and it is the intent of the parties that all “Options” as defined in the SeaSpine Equity Plan and the SeaSpine Inducement Plans, respectively, will be treated in accordance with Section 12.2(d)(i) of the SeaSpine Equity Plan and Section 11.2(d)(i) of the SeaSpine Inducement Plans, respectively. Accordingly, as of immediately prior to the Effective Time and subject to Section 2.13:

(i)    each SeaSpine Restricted Share award that is then outstanding shall automatically, without any action on the part of the holder thereof, be converted into an award of restricted Orthofix Shares with the same terms and conditions that applied to such SeaSpine Restricted Share award immediately prior to the Effective Time, including applicable vesting conditions (which, for the avoidance of doubt, shall include any rights accruing under the SeaSpine Equity Plan or SeaSpine Inducement Plan, as applicable, as a result of the occurrence of a Change in Control), relating to a number of Orthofix Shares equal to the product, rounded down to the nearest whole number of Orthofix Shares, of (A) the number of shares of SeaSpine Shares subject to such SeaSpine Restricted Share award immediately prior to the Effective Time and (B) the Exchange Ratio;

(ii)    each SeaSpine RSU award that is then outstanding shall automatically, without any action on the part of the holder thereof, be converted into an award of restricted stock units of Orthofix with the same terms and conditions that applied to such SeaSpine RSU award immediately prior to the Effective Time, including applicable vesting conditions (which, for the avoidance of doubt, shall include any rights accruing under the SeaSpine Equity Plan or SeaSpine Inducement Plan, as applicable, as a result of the occurrence of a Change in Control), relating to a number of Orthofix Shares equal to the product, rounded down to the nearest whole number of Orthofix Shares, of (A) the number of shares of SeaSpine Shares subject to such SeaSpine RSU award immediately prior to the Effective Time and (B) the Exchange Ratio;

(iii)    each SeaSpine Option that is then outstanding (each, a “Rollover Option”) shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire Orthofix Shares at an adjusted exercise price per share (as detailed below), subject to the same terms and conditions as were applicable to such SeaSpine Option immediately prior to the Effective Time (which, for the avoidance of doubt, shall include any rights accruing under the SeaSpine Equity Plan or SeaSpine Inducement Plan, as applicable, as a result of the occurrence of a Change in Control (as defined therein)), including applicable vesting conditions; accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for Orthofix Shares; (B) the number of Orthofix Shares subject to each Rollover Option shall be determined by multiplying the number of shares of SeaSpine Shares subject to the SeaSpine Option by the Exchange Ratio and rounding down to the nearest whole number of Orthofix Shares; and (C) the per share exercise price for the Orthofix Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of SeaSpine Shares subject to the SeaSpine Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and

(iv)    the parties shall take all actions that SeaSpine determines are necessary or desirable to effectuate the provisions of this Section 2.08(b), including obtaining board or committee consents or adopting or assuming a SeaSpine Equity Plan and/or SeaSpine Inducement Plan, as applicable, by Orthofix. Orthofix shall provide SeaSpine, and SeaSpine shall provide Orthofix, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b).

Notwithstanding the foregoing and for the avoidance of doubt, the first sentence of this Section 2.08(b) shall not be interpreted to affect whether or not the Merger will be deemed a “change in control,” “change of control” or similar phrase for any purpose other than as specifically stated in such sentence.

(c)    Notwithstanding any other provision of this Agreement, no fractional Orthofix Shares shall be issued in connection with the Merger, no dividends or distributions of Orthofix shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as an Orthofix Stockholder. Any SeaSpine Stockholder who would otherwise be entitled to receive a fraction of an Orthofix Share pursuant to the Merger (after taking into account all SeaSpine Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such SeaSpine Share Certificate or Book-Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Average Orthofix Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Orthofix Share that would otherwise have been issuable as part of the Merger Consideration. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Orthofix Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Orthofix that would otherwise be caused by the issuance of fractional Orthofix Shares.

(d)    All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e)    At the Effective Time, by virtue of the Merger and without any action on the part of Orthofix, Merger Sub, SeaSpine or any holder of shares thereof, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation, which share shall be held by Orthofix.

(f)    In accordance with Section 262 of the DGCL, no appraisal rights shall be available to SeaSpine Stockholders in connection with the Merger.

2.09    Closing of SeaSpine Transfer Books. At the Effective Time: (a)(i) each certificate formerly representing any SeaSpine Share (other than an Excluded Share) (“SeaSpine Share Certificate”) and (ii) each uncertificated SeaSpine Share (“Book-Entry Share”) formerly representing any SeaSpine Share (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Orthofix Shares (and cash in lieu of any fractional Orthofix Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.13 and all holders of SeaSpine Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of SeaSpine; and (b) the stock transfer books of SeaSpine shall be closed with respect to all SeaSpine Shares outstanding immediately prior to the Effective Time. No further transfer of any such SeaSpine Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any SeaSpine Shares is presented to the Exchange Agent, to the Surviving Corporation or to Orthofix, such SeaSpine Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10    Exchange Fund; Exchange of Certificates.

(a)    Prior to the Closing Date, Orthofix and SeaSpine shall mutually select a bank or trust company, which may be the transfer agent for the Orthofix Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Orthofix shall enter into an agreement with such bank or trust company, which agreement shall be reasonably acceptable to SeaSpine (the “Exchange Agency Agreement”), for the payment of the Merger Consideration as provided in Section 2.08.

(b)    Orthofix shall issue and deliver, prior to or concurrent with the Effective Time to the Exchange Agent solely for the account and benefit of the former SeaSpine Stockholders, (i) the maximum number of Orthofix Shares that have become issuable pursuant to Section 2.08(a)(ii), including shares outstanding pursuant to Section 2.082.08(b)(i), and Section 2.082.08(b)(ii) for delivery to the Merger Consideration recipients entitled thereto (such Orthofix Shares being the “Exchange Fund”) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.08(c) for delivery to the Merger Consideration recipients entitled thereto.

(c)    At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Exchange Agent and Orthofix shall cause the Exchange Agent to: (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Orthofix Shares that the holder is entitled to receive pursuant to this ARTICLE 2 and cancel such Book-Entry Shares; and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder’s Book-Entry Shares pursuant to Section 2.08(c).

(d)    As promptly as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, Orthofix shall cause the Exchange Agent to mail to the record holders of SeaSpine Share Certificates: (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form and containing such provisions as Orthofix and SeaSpine may reasonably specify (including a provision confirming that delivery of SeaSpine Share Certificates shall be effected, and risk of loss and title to the SeaSpine Shares shall pass, only upon delivery of such SeaSpine Share Certificates to the Exchange Agent); and (iii) instructions for use in effecting the surrender of the SeaSpine Share Certificates in exchange for the Orthofix Shares, as provided in Section 2.08(a). Upon surrender of a SeaSpine Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Orthofix, (A) the holder of such SeaSpine Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Orthofix Shares that such holder has the right to receive pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Orthofix Shares pursuant to Section 2.08(c)) and (B) the SeaSpine Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(d), each SeaSpine Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Orthofix Shares (and cash in lieu of any fractional Orthofix Shares pursuant to Section 2.08(c)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Orthofix Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of SeaSpine Shares that is not registered in the transfer records of SeaSpine, a certificate or evidence of shares in book-entry form representing the proper number of Orthofix Shares may be issued to a Person other than the Person in whose name the SeaSpine Share Certificate so surrendered is registered if such SeaSpine Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Orthofix Shares to a person other than the registered holder of such SeaSpine Shares or establish to the satisfaction of Orthofix that such Taxes have been paid or are not applicable. If any SeaSpine Share Certificate shall have been lost, stolen or destroyed, Orthofix may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Orthofix Shares, require the owner of such lost, stolen or destroyed SeaSpine Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Orthofix may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Orthofix, or the Surviving Corporation with respect to such SeaSpine Share Certificate.

(e)    All Orthofix Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Orthofix in respect of Orthofix Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Orthofix Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Orthofix Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered SeaSpine Share Certificate with respect to the Orthofix Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such SeaSpine Share Certificate in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Orthofix to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such SeaSpine Share Certificate in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such SeaSpine Share Certificate there shall be paid to the recordholder thereof, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Orthofix Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Orthofix Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(f)    Any portion of the Exchange Fund that remains undistributed to holders of SeaSpine Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Orthofix upon demand, and any holders of SeaSpine Share Certificates who have not theretofore surrendered their SeaSpine Share Certificates to the Exchange Agent in accordance with this Section 2.10(f), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.08(c), shall thereafter look only to Orthofix for satisfaction of their claims for Orthofix Shares, cash in lieu of fractional Orthofix Shares and any dividends or distributions with respect to Orthofix Shares, subject to applicable abandoned property law, escheat law or similar Law.

(g)    Neither Orthofix, nor the Surviving Corporation shall be liable to any current or former SeaSpine Stockholder or to any other Person with respect to any Orthofix Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any SeaSpine Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Orthofix Shares or any dividends or other distributions payable to the holder of such SeaSpine Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Orthofix Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such SeaSpine Share Certificate shall, to the extent permitted by applicable Law, become the property of Orthofix, free and clear of all claims or interest of any Person previously entitled thereto.

2.11    Withholding. Each of SeaSpine, Orthofix, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Orthofix Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12    Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Orthofix, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13    Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that SeaSpine changes the number of SeaSpine Shares issued and outstanding prior to the Effective Time (other than pursuant to the issuance of SeaSpine Shares to holders of SeaSpine Exchangeable Shares pursuant to the exchange, redemption or retraction of SeaSpine Exchangeable Shares pursuant to AcquireCo’s Articles and the SeaSpine Support Agreement) or Orthofix changes the number of Orthofix Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14    Further Action. If, at any time after the Effective Time, any further action is determined by Orthofix or SeaSpine to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and SeaSpine, the officers and directors of Orthofix shall be further authorized to take such action. Orthofix and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to SeaSpine Stockholders and issues certificates or evidence of shares in book-entry form representing Orthofix Shares to such shareholders in accordance with Section 2.10.

2.15    Corporate Governance Matters. The Orthofix Board shall take all necessary corporate action, to the extent within its power and authority, to cause the following to occur as of the Effective Time: (a) the directors constituting the Orthofix Board shall be as set forth in Schedule 2.15, subject to such individuals’ willingness to serve; (b) the composition of the committees of the Orthofix Board shall be as set forth in Schedule 2.15, subject to such individuals’ willingness to serve; and (c) the executive officers of Orthofix shall be as set forth in Schedule 2.15, subject to such individuals’ willingness to serve. In the event any designee identified on Schedule 2.15 becomes unwilling to serve as of the Effective Time, a replacement for such designee shall be determined in accordance with the provisions of Schedule 2.15 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SEASPINE

Except as disclosed in (a) the SeaSpine SEC Documents furnished or filed prior to the date hereof (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by SeaSpine to Orthofix prior to the execution and delivery of this Agreement (the “SeaSpine Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), SeaSpine represents and warrants to Orthofix as follows:

3.01    Organization and Corporate Power.

(a)    SeaSpine is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of SeaSpine is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of SeaSpine and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)    Each of SeaSpine and its Subsidiaries has all authorizations, licenses and permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a SeaSpine Material Adverse Effect. Each of SeaSpine and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a SeaSpine Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of SeaSpine, as in effect as of the date hereof, have been heretofore made available to Orthofix.

3.02    Authorization; Valid and Binding Agreement. Subject to obtaining the SeaSpine Stockholder Approval, the execution, delivery and performance of this Agreement by SeaSpine and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by SeaSpine and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of SeaSpine, and no other corporate approvals on SeaSpine’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Orthofix and Merger Sub, this Agreement constitutes a valid and binding obligation of SeaSpine, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03    Capital Stock.

(a)    The authorized capital stock of SeaSpine consists of 120,000,000 SeaSpine Shares and 15,000,000 shares of preferred stock, $0.01 par value per share, of which, as of October 7, 2022 (the “Measurement Date”), 37,202,800 SeaSpine Shares (which amount, for clarity, includes 147,443 unvested SeaSpine Restricted Shares) and 0 shares of preferred stock were issued and outstanding. Between the Measurement Date and the date of this Agreement, there have been no issuances or grants of SeaSpine Shares, SeaSpine Options, SeaSpine Restricted Shares, SeaSpine RSUs or SeaSpine ESPP Purchase Rights.

(b)    Section 3.03(b) of the SeaSpine Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding SeaSpine Shares, SeaSpine Options, SeaSpine Restricted Shares, SeaSpine RSUs and SeaSpine ESPP Purchase Rights (assuming that all participants in the SeaSpine ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the SeaSpine ESPP), including, with respect to each SeaSpine Option, SeaSpine RSU award and SeaSpine ESPP Purchase Right, the number of SeaSpine Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and SeaSpine has granted no other such awards since the Measurement Date and prior to the date of this Agreement. In addition, 1,298,648 SeaSpine Exchangeable Shares are outstanding for which 1,248,648 SeaSpine Shares are, as of the date hereof, issuable upon the exchange, redemption or retraction of SeaSpine Exchangeable Shares.

(c)    All of the outstanding SeaSpine Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding SeaSpine Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 3.03(b) of the SeaSpine Disclosure Letter, SeaSpine does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by SeaSpine. Except as set forth in Section 3.03(b) of the SeaSpine Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of SeaSpine, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of SeaSpine, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require SeaSpine to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of SeaSpine, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to SeaSpine or (v) bonds, debentures, notes or other Indebtedness of SeaSpine having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of SeaSpine may vote.

(d)    All of the outstanding SeaSpine Options, SeaSpine Restricted Shares, SeaSpine RSUs and SeaSpine ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e)    There are no stockholder agreements or voting trusts or other agreements or understandings to which SeaSpine is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of SeaSpine. SeaSpine has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of SeaSpine are held by any Subsidiary of SeaSpine.

(f)    As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which SeaSpine or any of its Subsidiaries is subject, a party to or otherwise bound.

3.04    Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of SeaSpine’s Subsidiaries are owned of record and beneficially, directly or indirectly, by SeaSpine free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05    No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a SeaSpine Material Adverse Effect, the execution, delivery and performance of this Agreement by SeaSpine and, subject to obtaining the SeaSpine Stockholder Approval, the consummation of the transactions contemplated hereby do not (a) conflict with or violate SeaSpine’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or Order, judgment or decree to which SeaSpine or its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of SeaSpine or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any SeaSpine Material Contract.

3.06    Consents, etc. Except as may be required by (a) the HSR Act and any other applicable Antitrust Laws, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) NASDAQ and (f) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of SeaSpine or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by SeaSpine or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a SeaSpine Material Adverse Effect.

3.07    SEC Reports; Disclosure Controls and Procedures.

(a)    SeaSpine has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by SeaSpine since January 1, 2020 (the “SeaSpine SEC Documents”). As of their respective filing dates or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the SeaSpine SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the SeaSpine SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the SeaSpine SEC Documents, and, to the knowledge of SeaSpine, none of the SeaSpine SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of SeaSpine is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of SeaSpine and its consolidated Subsidiaries contained in the SeaSpine SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of SeaSpine and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of SeaSpine and its consolidated Subsidiaries for the periods covered thereby.

(c)    SeaSpine maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of SeaSpine’s properties or assets. Since January 1, 2020, none of SeaSpine, SeaSpine’s independent accountants, the SeaSpine Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of SeaSpine, (B) “material weakness” in the internal controls over financial reporting of SeaSpine, or (C) fraud, whether or not material, that involves management or other employees of SeaSpine or its Subsidiaries who have a significant role in the internal controls over financial reporting of SeaSpine. Since January 1, 2020, any material change in internal control over financial reporting required to be disclosed in any SeaSpine SEC Document has been so disclosed.

(d)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by SeaSpine are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SeaSpine in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of SeaSpine, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of SeaSpine to make the certifications required under the Exchange Act with respect to such reports.

(e)    Since the SeaSpine Balance Sheet Date, (i) neither SeaSpine nor any of its Subsidiaries nor, to the knowledge of SeaSpine, any director, officer, employee, auditor, accountant or representative of SeaSpine or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SeaSpine or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SeaSpine or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of SeaSpine, no attorney representing SeaSpine or any of its Subsidiaries, whether or not employed by SeaSpine or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by SeaSpine or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of SeaSpine.

(f)    SeaSpine is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08    No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of SeaSpine as of June 30, 2022, included in the SeaSpine SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the SeaSpine Disclosure Letter, SeaSpine, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of SeaSpine and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a SeaSpine Material Adverse Effect.

3.09    Absence of Certain Developments.

(a)    Since the SeaSpine Balance Sheet Date, there has not been any SeaSpine Material Adverse Effect.

(b)    Except as expressly contemplated by this Agreement, since the SeaSpine Balance Sheet Date, each of SeaSpine and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and none of them has:

(i)    amended or modified its Organizational Documents;

(ii)    sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business consistent with past practice;

(iii)    issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(iv)    declared or paid any dividend or other distribution of the assets of SeaSpine;

(v)    made or approved any material changes in its Plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any SeaSpine Plan;

(vi)    paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(vii)    except as required by applicable Law, adopted or materially amended any SeaSpine Plans;

(viii)    hired or terminated any of its officers or employees with fixed annual compensation in excess of $350,000, with respect to non-officer employees, other than in the ordinary course of business consistent with past practice;

(ix)    commenced or settled any Action in which the amount in dispute is in excess of $1,000,000;

(x)    made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(xi)    made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(xii)    (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(xiii)    except in the ordinary course of business consistent with past practice, incurred or discharged any Indebtedness;

(xiv)    other than spinal or orthopedic implant set and instrument purchases, made capital expenditures individually in excess of $500,000;

(xv)    suffered any material damage, destruction or loss, whether or not covered by insurance;

(xvi)    sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by SeaSpine or any of its Subsidiaries in connection with any product of SeaSpine or any of its Subsidiaries or the operation of any of their businesses;

(xvii)    been subject to any written claim or written threat of infringement, misappropriation or other violation by or against SeaSpine or any of its Subsidiaries of Intellectual Property rights of SeaSpine or any of its Subsidiaries or a third party;

(xviii)    materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(xix)    committed to do or take any of the actions described in the foregoing clauses (i) through (xviii).

3.10    Title to Properties.

(a)    SeaSpine and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of SeaSpine and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a SeaSpine Material Adverse Effect. To SeaSpine’s knowledge, all such items of tangible personal property are in normal operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)    SeaSpine does not own any real property. The leased real property described in Section 3.10(b) of the SeaSpine Disclosure Letter (the “SeaSpine Real Property”) constitutes all of the real property used, occupied or leased by SeaSpine or its Subsidiaries. The SeaSpine Real Property leases are in full force and effect, and SeaSpine holds a valid and existing leasehold interest in the SeaSpine Real Property under each such applicable lease. Neither SeaSpine nor, to SeaSpine’s knowledge, any other party to the applicable SeaSpine Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by SeaSpine in any material respect under the SeaSpine Real Property leases, and, to SeaSpine’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than SeaSpine in any material respect under the SeaSpine Real Property leases.

3.11    Tax Matters.

(a)    (i) SeaSpine and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) SeaSpine and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the SeaSpine Balance Sheet Date, any Liability of SeaSpine or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of SeaSpine in accordance with applicable accounting practices and procedures. Since the SeaSpine Balance Sheet Date, neither SeaSpine nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b)    No claim has been made in writing by any Governmental Body in a jurisdiction where SeaSpine or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SeaSpine or any of its Subsidiaries. SeaSpine and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither SeaSpine nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)    No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to SeaSpine or any of its Subsidiaries.

(d)    (A) There is no outstanding request for any extension of time for SeaSpine or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of SeaSpine or any of its Subsidiaries that is currently in force.

(e)    Neither SeaSpine nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither SeaSpine nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was SeaSpine) or (ii) has Liability for the Taxes of any Person (other than SeaSpine or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)    Neither SeaSpine nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g)    Neither SeaSpine nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any material adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) the application of Section 965 of the Code.

(h)    Neither SeaSpine nor any of its Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(i)    Neither SeaSpine nor any of its Subsidiaries has knowledge of any facts, or has taken or plans to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12    Contracts and Commitments.

(a)    As of the date hereof, none of SeaSpine or any of its Subsidiaries is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to SeaSpine or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with SeaSpine’s Annual Report on Form 10-K for the year ended December 31, 2021, or any SeaSpine SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)    Contract (A) relating to the disposition or acquisition by SeaSpine or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in liabilities to SeaSpine and its Subsidiaries in excess of $500,000 or (B) pursuant to which SeaSpine or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than SeaSpine’s Subsidiaries;

(iii)    collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv)    Contract establishing any joint ventures, partnerships or similar arrangements;

(v)    Contract (A) prohibiting or materially limiting the right of SeaSpine or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating SeaSpine or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of SeaSpine or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which SeaSpine or any of its Subsidiaries has granted a Person an exclusive geographical area and under which SeaSpine paid commissions less than $1,000,000 to such Person in 2021 or from whom SeaSpine received less than $2,000,000 from the sale of product to said Person in 2021;

(vi)    Contract pursuant to which SeaSpine or any of its Subsidiaries (A) licenses any material Intellectual Property from another Person that is used by SeaSpine or one of its Subsidiaries in the conduct of its business as currently conducted that could reasonably require payment by SeaSpine or any of its Subsidiaries of royalties or license fees exceeding $250,000 in any twelve (12) month period, or (B) licenses Intellectual Property owned by SeaSpine or any of its Subsidiaries to another Person, except non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(vii)    mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)    Contract providing for any guaranty by SeaSpine or any of its Subsidiaries of third-party obligations (under which SeaSpine or any of its Subsidiaries has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by SeaSpine or any of its Subsidiaries’ of obligations of SeaSpine or any of its Subsidiaries;

(ix)    Contract between SeaSpine, on the one hand, and any Affiliate of SeaSpine (other than a Subsidiary of SeaSpine), on the other hand;

(x)    Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than SeaSpine or its Subsidiaries;

(xi)    Contract under which SeaSpine and SeaSpine’s Subsidiaries are expected to make annual expenditures, excluding sales commissions, or receive annual revenues in excess of $2,000,000 during the current or a subsequent fiscal year; or

(xii)    Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xi).

(b)    Orthofix has been given access to a true and correct copy of all written SeaSpine Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral SeaSpine Material Contract.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a SeaSpine Material Adverse Effect, (i) SeaSpine is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the SeaSpine Disclosure Letter (each, a “SeaSpine Material Contract” and, collectively, the “SeaSpine Material Contracts”) and (ii) to SeaSpine’s knowledge, as of the date hereof, the parties other than SeaSpine or any of its Subsidiaries to each of the SeaSpine Material Contracts is not in default thereunder. Each SeaSpine Material Contract is legal and in full force and effect and is valid, binding and enforceable against SeaSpine and its Subsidiaries (to the extent party thereto) and, to SeaSpine’s knowledge, each other party thereto. As of the date hereof, no party to any SeaSpine Material Contract has given any written notice, or to the knowledge of SeaSpine, any notice (whether or not written) of termination or cancellation of any SeaSpine Material Contract or that it intends to seek to terminate or cancel any SeaSpine Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13    Intellectual Property.

(a)    All of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are currently owned by SeaSpine or any of its Subsidiaries (collectively, “SeaSpine Registered Intellectual Property”) are set forth in Section 3.13 of the SeaSpine Disclosure Letter. One or more of SeaSpine and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Intellectual Property owned by SeaSpine or any of its Subsidiaries free and clear of all Liens other than Permitted Liens. To the knowledge of SeaSpine, the Intellectual Property owned by SeaSpine or its Subsidiaries, together with any Intellectual Property licensed to SeaSpine or its Subsidiaries constitutes all Intellectual Property used in and material to or otherwise necessary for SeaSpine’s or its Subsidiaries’ manufacture or sale of its Products or operation of the business of SeaSpine and its Subsidiaries. To the knowledge of SeaSpine, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Intellectual Property owned by SeaSpine or any of its Subsidiaries. No Person has provided written notice of a claim or pending Action or, to the knowledge of SeaSpine, threatened a claim or Action, challenging the ownership, validity, enforceability or scope of any SeaSpine Registered Intellectual Property, and no item of SeaSpine Registered Intellectual Property is the subject of any outstanding Order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which SeaSpine has received written notice.

(b)    To SeaSpine’s knowledge, SeaSpine and its Subsidiaries, their Products and the business of SeaSpine and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. SeaSpine and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that SeaSpine or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending Action (or to the knowledge of SeaSpine, threatened Action), claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)    SeaSpine and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by SeaSpine or any of its Subsidiaries. To the knowledge of SeaSpine, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of SeaSpine or a Subsidiary as currently conducted have either (i) assigned to one or more of SeaSpine or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with SeaSpine or one of its Subsidiaries by operation of Law or (ii) with respect to consultants and contractors, have granted SeaSpine or its Subsidiaries sufficient rights in such Intellectual Property to conduct the business of SeaSpine and its Subsidiaries as currently conducted.

3.14    Data Privacy.

(a)    SeaSpine and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a SeaSpine Material Adverse Effect, since January 1, 2018, have been in compliance with all of SeaSpine’s and its Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data and applicable Laws governing data privacy and data security.

(b)    To SeaSpine’s knowledge, since January 1, 2018, (i) none of SeaSpine or any of its Subsidiaries has experienced any confirmed unauthorized access, acquisition, theft, destruction or compromise of any Personal Data, which, individually or in the aggregate, has had a SeaSpine Material Adverse Effect and (ii) there has not been any unauthorized intrusions or breaches of security into any SeaSpine information technology system used in the operation of the businesses of SeaSpine and its Subsidiaries, which, individually or in the aggregate, has had a SeaSpine Material Adverse Effect. To SeaSpine’s knowledge, since January 1, 2018, no third-party processing Personal Data on behalf SeaSpine has experienced a security breach affecting Personal Data of SeaSpine or its Subsidiaries, which, individually or in the aggregate, has had a SeaSpine Material Adverse Effect. Neither SeaSpine, its Subsidiaries, nor any third party acting at SeaSpine’s direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber-attack, including a ransomware attack or a denial-of-service attack.

(c)    To SeaSpine’s knowledge, since January 1, 2018, none of SeaSpine or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d)    To SeaSpine’s knowledge, since January 1, 2018, none of SeaSpine or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to SeaSpine’s or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

3.15    Litigation. There are no Actions pending, or to SeaSpine’s knowledge, threatened, against SeaSpine or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and SeaSpine and its Subsidiaries are not subject to or in violation of any outstanding judgment, Order or decree of any court or Governmental Body, in each case, that would, individually or in the aggregate, have a SeaSpine Material Adverse Effect. This Section 3.15 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.16    Insurance. Section 3.16 of the SeaSpine Disclosure Letter lists each material insurance policy maintained by SeaSpine or any of its Subsidiaries or, to SeaSpine’s knowledge, under which SeaSpine is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of SeaSpine’s or its Subsidiaries’ business for the industry in which it operates. SeaSpine is not in default with respect to its obligations under any such insurance policies and, to SeaSpine’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with SeaSpine’s annual renewal process.

3.17    Employee Benefit Plans.

(a)    Section 3.17 of the SeaSpine Disclosure Letter lists all current SeaSpine Plans (other than (i) immaterial Non-U.S. Plans that are otherwise SeaSpine Plans or (ii) any at-will employment agreement or any services agreement terminable upon 30 days’ notice or less, in either case that does not provide for severance, notice of termination (or pay in lieu), change of control, retention or bonus pay or similar benefits (other than continuation coverage or other entitlements required by Law)). Each SeaSpine Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such SeaSpine Plan is so qualified, and SeaSpine is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such SeaSpine Plan. The SeaSpine Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and SeaSpine has not become subject to any material Liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a SeaSpine Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a SeaSpine Plan.

(b)    With respect to each current material SeaSpine Plan, SeaSpine has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a SeaSpine Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a SeaSpine Material Adverse Effect, with respect to the SeaSpine Plans, (i) all required contributions to, and premiums payable in respect of, such SeaSpine Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on SeaSpine’s financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to SeaSpine’s knowledge, threatened, other than routine claims for benefits.

(d)    Neither SeaSpine nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any SeaSpine Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the SeaSpine Plans obligates SeaSpine or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with SeaSpine or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e)    Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any SeaSpine Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any SeaSpine Plan, (iv) require SeaSpine or its Subsidiaries to set aside any assets to fund any benefits under a SeaSpine Plan or result in the forgiveness in whole or in part of any outstanding loans made by SeaSpine to any Person, (v) limit the ability to amend or terminate any SeaSpine Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law). SeaSpine has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f)    With respect to each SeaSpine Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a SeaSpine Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No SeaSpine Plan that is a Non-U.S. Plan is a defined benefit pension plan.

3.18    Compliance with Law; Permits; Anti-Corruption Laws.

(a)    SeaSpine and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a SeaSpine Material Adverse Effect, and no proceeding is pending or, to the knowledge of SeaSpine, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither SeaSpine nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to SeaSpine or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.18 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.17, Section 3.19, Section 3.20 and Section 3.21, respectively.

(b)    SeaSpine and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with Anti-Corruption Laws.

(c)    Since January 1, 2018, none of SeaSpine or its Subsidiaries nor, to the knowledge of SeaSpine, any director, officer, employee or agent of SeaSpine, has directly or indirectly used, offered, authorized, promised, provided, paid, requested, or received, whether directly or indirectly through a third party, on behalf of SeaSpine or its Subsidiaries or in connection with their business, any bribes, kickbacks, gifts, or anything else of value, regardless of form or amount, to any Person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(d)    Since January 1, 2018, neither SeaSpine nor its Subsidiaries, to SeaSpine’s knowledge, have been or are currently under any internal or Governmental Body review, investigation, inspection, or examination relating to their compliance with Anti-Corruption Laws, or have received any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws.

(e)    Since January 1, 2018, SeaSpine and its Subsidiaries have not, to their knowledge, been and are not now under any administrative, civil, or criminal investigation, prosecution, or indictment, and neither SeaSpine nor its Subsidiaries are party to any legal actions involving alleged false statements, false claims or other improprieties relating to their compliance with Anti-Corruption Laws.

(f)    Since January 1, 2018, SeaSpine and its Subsidiaries have maintained an adequate system or systems of internal controls reasonably designed to ensure compliance with all Anti-Corruption Laws and prevent and detect violations of Anti-Corruption Laws.

(g)    Since January 1, 2018, neither SeaSpine nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

3.19    Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a SeaSpine Material Adverse Effect: (a) each of SeaSpine and its Subsidiaries is and has been in compliance with all Environmental Laws; (b) each of SeaSpine and its Subsidiaries holds, and is and has been in compliance with, all authorizations, licenses and Permits required under Environmental Laws to operate its business at the SeaSpine Real Property as presently conducted; (c) none of SeaSpine or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees under Environmental Laws; (d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by SeaSpine or on, under or about any of the real property occupied or used by SeaSpine. SeaSpine has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the SeaSpine Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and (e) to SeaSpine’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by SeaSpine for which SeaSpine has, or may have, Liability.

3.20    Employment and Labor Matters. SeaSpine has made available a true and complete listing of all current SeaSpine employees and contractors, including for each: (a) their work location; (b) date of hire; (c) annual base salary (or hourly wage rate, or other method of compensation as applicable); (d) job title or description of services; and (e) employment or engagement status (e.g., as applicable, full-time or part-time employee, contractor, non-exempt or exempt classification under the Fair Labor Standards Act or similar applicable Laws). SeaSpine is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of SeaSpine in existence or in negotiation. No employees of SeaSpine are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). SeaSpine has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. SeaSpine will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and for the past four (4) years there have been no, Actions or any material disputes pending or threatened between SeaSpine and any of its employees or independent contractors. To SeaSpine’s knowledge, there are no, and for the past four (4) years there have been no Actions or any material disputes pending or threatened (i) by or before any Governmental Body affecting SeaSpine concerning employment matters and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of SeaSpine or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of SeaSpine, and SeaSpine has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. SeaSpine is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, civil and/or human rights, harassment, discrimination and/or retaliation in employment, reasonable accommodation, unfair competition, affirmative action, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. No allegation, complaint, charge or claim (formal or otherwise) of sexual or racial harassment, sexual assault, sexual or racial misconduct, sex/gender or racial discrimination or similar behavior (a “Misconduct Allegation”) has been made at any time within the past four (4) years against any Person who is or was an officer, director, manager or supervisory-level employee of SeaSpine in such person’s capacity as such or, to the knowledge of SeaSpine, in any other capacity, nor are any Misconduct Allegations pending or, to the knowledge of SeaSpine, threatened, nor is there any reasonable basis for such a Misconduct Allegation. Within the past four (4) years, SeaSpine has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against SeaSpine or any person who is or was an officer, director, manager, employee or independent contractor of SeaSpine. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to SeaSpine within the six (6) months prior to the Closing Date. As of the date hereof, to SeaSpine’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to SeaSpine or any of its Subsidiaries to terminate employment with SeaSpine or any of its Subsidiaries within the next twelve (12) months.

3.21    FDA and Regulatory Matters.

(a)    Except as has not and would not reasonably be expected to have, individually or in the aggregate, a SeaSpine Material Adverse Effect, SeaSpine is, and since December 31, 2018, has been, in compliance with all Healthcare Laws applicable to SeaSpine and its Products, including requirements relating to design, clinical and non-clinical research and/or testing, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event or medical device reporting, reporting of corrections and removals, current good tissue practice (GTP), and current good manufacturing practice (GMP) for biological, tissue, and medical device products, and no officer, director, manager or managing director of SeaSpine, or to the knowledge of SeaSpine, any other Person, has engaged in any act on behalf of SeaSpine that violates any Healthcare Law. To SeaSpine’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2018, have been, in compliance with the FDA’s establishment registration and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for SeaSpine, except as has not and would not reasonably be expected to have, individually or in the aggregate, a SeaSpine Material Adverse Effect. SeaSpine has not received any written notification of any pending or threatened claim, subpoena, civil investigative demand, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body, including the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body, or any other Person, alleging potential or actual non-compliance by, or Liability of, SeaSpine under any Healthcare Law.

(b)    SeaSpine holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “SeaSpine Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a SeaSpine Material Adverse Effect. SeaSpine has fulfilled and performed all of its obligations with respect to each SeaSpine License and is in material compliance with all terms and conditions of each SeaSpine License, and, to SeaSpine’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any SeaSpine License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a SeaSpine Material Adverse Effect. SeaSpine has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the design, clinical and non-clinical research and/or testing, labeling, advertising, promotion, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of biological, tissue, or medical device products which would reasonably be expected to lead to the denial of any application for marketing approval, licensure or clearance currently pending before the FDA or any other Governmental Body.

(c)    All material filings, reports, documents, claims, submissions and notices submitted or required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been so timely submitted, filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including all claims, statements, adverse event reports, medical device reports, reports of recalls, corrections and removals with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a SeaSpine License from the FDA or other Governmental Body relating to SeaSpine or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)    SeaSpine has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure, pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether SeaSpine-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither SeaSpine nor, to SeaSpine’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether SeaSpine-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2018, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or SeaSpine Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to SeaSpine’s knowledge, there is no such Action or proceeding pending or threatened.

(e)    The FDA has not mandated that SeaSpine recall any of its Products. There are no voluntary recalls of any of SeaSpine’s Products contemplated by SeaSpine or pending. Since December 31, 2018, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to SeaSpine’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)    Except as set forth on Section 3.21(f) of the SeaSpine Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, SeaSpine.

(g)    SeaSpine is not the subject of any pending or, to the knowledge of SeaSpine, threatened investigation regarding SeaSpine or the Products by the FDA pursuant to the FDA Fraud Policy. Neither SeaSpine nor, to the knowledge of SeaSpine, any officer, employee, agent or distributor of SeaSpine has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy.

(h)    All of SeaSpine’s and its Subsidiaries’ contracts, participation in joint ventures and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(i)    None of SeaSpine, SeaSpine’s Subsidiaries or, to the knowledge of SeaSpine, any of their respective officers, directors, managers, managing directors, employees, agents, or distributors is excluded from participation in any federal healthcare program as that term is defined by 42 U.S.C. § 1320a-7b(f), is debarred under 21 U.S.C. § 335a, or is restricted or prohibited from participation in any healthcare, procurement or non-procurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Body. None of SeaSpine, SeaSpine’s Subsidiaries or, to the knowledge of SeaSpine, any of their officers, directors, managers, managing directors, employees, agents, or distributors (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion or debarment under any Healthcare Laws.

(j)    SeaSpine has operated since December 31, 2018, a compliance program having all the elements of an effective compliance program identified in the Compliance Program Guidance for Pharmaceutical Manufacturers, 68 Fed. Reg. 23731 (May 5, 2003) issued by the Office of Inspector General for U.S. Department of Health and Human Services. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions.

3.22    Brokerage. Other than Piper Sandler & Co., no Person will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of SeaSpine or any of its Subsidiaries. Orthofix has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of SeaSpine, together with all amendments, waivers or other changes thereto.

3.23    Disclosure. None of the information supplied or to be supplied by or on behalf of SeaSpine for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the SeaSpine Stockholders, or at the time of the SeaSpine Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the SeaSpine Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, SeaSpine makes no representation or warranty with respect to any information supplied by or to be supplied by Orthofix that is included or incorporated by reference in the Joint Proxy Statement. The representations and warranties contained in this Section 3.23 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to SeaSpine in writing by Orthofix specifically for use therein.

3.24    Board Approval; Vote Required.

(a)    The SeaSpine Board, by resolutions duly adopted by a unanimous vote of all of the members of the SeaSpine Board at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, SeaSpine and the SeaSpine Stockholders, (iii) resolved to recommend the adoption of this Agreement to the SeaSpine Stockholders, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement be submitted to the SeaSpine Stockholders for adoption, and, subject to Section 6.04, such resolutions have not been rescinded, modified or withdrawn in any way.

(b)    The affirmative vote of the holders of a majority of all outstanding SeaSpine Shares entitled to vote thereon (the “SeaSpine Stockholder Approval”) is necessary to adopt this Agreement. Other than the SeaSpine Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

(c)    The SeaSpine Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement or any of the transactions or other agreements contemplated hereby.

3.25    Opinion. The SeaSpine Board has received the written opinion of Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of SeaSpine Shares.

3.26    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE SEASPINE DISCLOSURE LETTER), SEASPINE MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SEASPINE HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH ORTHOFIX’S INVESTIGATION OF SEASPINE, ORTHOFIX HAS RECEIVED FROM OR ON BEHALF OF SEASPINE CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF SEASPINE AND CERTAIN BUSINESS PLAN INFORMATION OF SEASPINE. SEASPINE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ORTHOFIX AND MERGER SUB

Except as disclosed in (a) the Orthofix SEC Documents furnished or filed prior to the date hereof (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Orthofix to SeaSpine prior to the execution and delivery of this Agreement (the “Orthofix Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), Orthofix represents and warrants to SeaSpine as follows:

4.01    Organization and Corporate Power.

(a)    Orthofix is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Orthofix is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of Orthofix and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)    Each of Orthofix and its Subsidiaries has all authorizations, licenses and permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have an Orthofix Material Adverse Effect. Each of Orthofix and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have an Orthofix Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Orthofix, as in effect as of the date hereof, have been heretofore made available to SeaSpine.

4.02    Authorization; Valid and Binding Agreement. Subject to obtaining the Orthofix Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, the execution, delivery and performance of this Agreement by Orthofix and Merger Sub and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Orthofix and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Orthofix and Merger Sub, and no other corporate approvals on Orthofix’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of SeaSpine, this Agreement constitutes a valid and binding obligation of Orthofix and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03    Capital Stock.

(a)    The authorized capital stock of Orthofix consists of 50,000,000 Orthofix Shares, of which, as of the Measurement Date, 20,007,065 Orthofix Shares were issued and outstanding. Between the Measurement Date and the date of this Agreement, there have been no issuances or grants of Orthofix Shares, Orthofix Options, Orthofix RSUs or Orthofix SPP Purchase Rights.

(b)    Section 4.03(b) of the Orthofix Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Orthofix Shares, Orthofix Options, Orthofix RSUs and Orthofix SPP Purchase Rights (assuming that all participants in the Orthofix SPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the Orthofix SPP), including, with respect to each Orthofix Option, Orthofix RSU award and Orthofix SPP Purchase Right, the number of Orthofix Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Orthofix has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c)    All of the outstanding Orthofix Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Orthofix Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 4.03(b) of the Orthofix Disclosure Letter, Orthofix does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Orthofix. Except as set forth in Section 4.03(b) of the Orthofix Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Orthofix, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Orthofix, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Orthofix to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Orthofix, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Orthofix or (v) bonds, debentures, notes or other Indebtedness of Orthofix having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Orthofix may vote.

(d)    All of the outstanding Orthofix Options, Orthofix RSUs and Orthofix SPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e)    There are no stockholder agreements or voting trusts or other agreements or understandings to which Orthofix is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of Orthofix. Orthofix has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Orthofix are held by any Subsidiary of Orthofix.

(f)    As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Orthofix or any of its Subsidiaries is subject, a party to or otherwise bound.

4.04    Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Orthofix’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Orthofix free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05    No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute an Orthofix Material Adverse Effect, the execution, delivery and performance of this Agreement by Orthofix and, subject to obtaining the Orthofix Stockholder Approval, the consummation of the transactions contemplated hereby do not (a) conflict with or violate Orthofix’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or Order, judgment or decree to which Orthofix or its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Orthofix or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Orthofix Material Contract.

4.06    Consents, etc. Except as may be required by (a) the HSR Act and any other applicable Antitrust Laws, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) NASDAQ and (f) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of Orthofix or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Orthofix or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an Orthofix Material Adverse Effect.

4.07    SEC Reports; Disclosure Controls and Procedures.

(a)    Orthofix has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by Orthofix since January 1, 2020 (the “Orthofix SEC Documents”). As of their respective filing dates or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Orthofix SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Orthofix SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Orthofix SEC Documents, and, to the knowledge of Orthofix, none of the Orthofix SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Orthofix is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of Orthofix and its consolidated Subsidiaries contained in the Orthofix SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Orthofix and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Orthofix and its consolidated Subsidiaries for the periods covered thereby.

(c)    Orthofix maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Orthofix’s properties or assets. Since January 1, 2020, none of Orthofix, Orthofix’s independent accountants, the Orthofix Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Orthofix, (B) “material weakness” in the internal controls over financial reporting of Orthofix, or (C) fraud, whether or not material, that involves management or other employees of Orthofix or its Subsidiaries who have a significant role in the internal controls over financial reporting of Orthofix. Since January 1, 2020, any material change in internal control over financial reporting required to be disclosed in any Orthofix SEC Document has been so disclosed.

(d)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Orthofix are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Orthofix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Orthofix, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Orthofix to make the certifications required under the Exchange Act with respect to such reports.

(e)    Since the Orthofix Balance Sheet Date, (i) neither Orthofix nor any of its Subsidiaries nor, to the knowledge of Orthofix, any director, officer, employee, auditor, accountant or representative of Orthofix or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Orthofix or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Orthofix or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Orthofix, no attorney representing Orthofix or any of its Subsidiaries, whether or not employed by Orthofix or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Orthofix or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of Orthofix.

(f)    Orthofix is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08    No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Orthofix as of June 30, 2022, included in the Orthofix SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Orthofix Disclosure Letter, Orthofix, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Orthofix and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have an Orthofix Material Adverse Effect.

4.09    Absence of Certain Developments.

(a)    Since the Orthofix Balance Sheet Date, there has not been any Orthofix Material Adverse Effect.

(b)    Except as expressly contemplated by this Agreement, since the Orthofix Balance Sheet Date, each of Orthofix and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and none of them has:

(i)    amended or modified its Organizational Documents;

(ii)    sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business consistent with past practice;

(iii)    issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(iv)    declared or paid any dividend or other distribution of the assets of Orthofix;

(v)    made or approved any material changes in its Plans or made any material changes in wages, salary or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Orthofix Plan;

(vi)    paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(vii)    except as required by applicable Law, adopted or materially amended any Orthofix Plans;

(viii)    hired or terminated any of its officers or employees with fixed annual compensation in excess of $350,000, with respect to non-officer employees, other than in the ordinary course of business consistent with past practice;

(ix)    commenced or settled any Action in which the amount in dispute is in excess of $1,000,000;

(x)    made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(xi)    made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(xii)    (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(xiii)    except in the ordinary course of business consistent with past practice, incurred or discharged any Indebtedness;

(xiv)    other than spinal or orthopedic implant set and instrument purchases, made capital expenditures individually in excess of $500,000;

(xv)    suffered any material damage, destruction or loss, whether or not covered by insurance;

(xvi)    sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Orthofix or any of its Subsidiaries in connection with any product of Orthofix or any of its Subsidiaries or the operation of any of their businesses;

(xvii)    been subject to any written claim or written threat of infringement, misappropriation or other violation by or against Orthofix or any of its Subsidiaries of Intellectual Property rights of Orthofix or any of its Subsidiaries or a third party;

(xviii)    materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(xix)    committed to do or take any of the actions described in the foregoing clauses (i) through (xviii).

4.10    Title to Properties.

(a)    Orthofix and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Orthofix and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute an Orthofix Material Adverse Effect. To Orthofix’s knowledge, all such items of tangible personal property are in normal operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)    The Orthofix Owned Real Property and leased real property described in Section 4.10(b) of the Orthofix Disclosure Letter (the “Orthofix Real Property”) constitutes all of the real property owned, used, occupied or leased by Orthofix or its Subsidiaries. The Orthofix Real Property leases are in full force and effect, and Orthofix holds a valid and existing leasehold interest in the Orthofix Real Property under each such applicable lease. Neither Orthofix nor, to Orthofix’s knowledge, any other party to the applicable Orthofix Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Orthofix in any material respect under the Orthofix Real Property leases, and, to Orthofix’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Orthofix in any material respect under the Orthofix Real Property leases. Orthofix or an Orthofix Subsidiary has good and marketable fee simple title (or the equivalent in any applicable foreign jurisdiction) to each real property owned by Orthofix or an Orthofix Subsidiary (such real property, collectively, the “Orthofix Owned Real Property”), free and clear of all Liens (other than Permitted Liens), except as has not been and would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect. Since January 1, 2021, neither Orthofix nor any Orthofix Subsidiary has received written notice of any pending condemnation proceeding with respect to any Orthofix Owned Real Property, and, to the knowledge of Orthofix, no such proceeding is threatened.

4.11    Tax Matters.

(a)    (i) Orthofix and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Orthofix and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the Orthofix Balance Sheet Date, any Liability of Orthofix or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Orthofix in accordance with applicable accounting practices and procedures. Since the Orthofix Balance Sheet Date, neither Orthofix nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b)    No claim has been made in writing by any Governmental Body in a jurisdiction where Orthofix or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Orthofix or any of its Subsidiaries. Orthofix and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Orthofix nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)    No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Orthofix or any of its Subsidiaries.

(d)    (A) There is no outstanding request for any extension of time for Orthofix or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Orthofix or any of its Subsidiaries that is currently in force.

(e)    Neither Orthofix nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Orthofix nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Orthofix) or (ii) has Liability for the Taxes of any Person (other than Orthofix or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)    Neither Orthofix nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g)    Neither Orthofix nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any material adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) the application of Section 965 of the Code.

(h)    Neither Orthofix nor any of its Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(i)    Neither Orthofix nor any of its Subsidiaries has knowledge of any facts, or has taken or plans to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.12    Contracts and Commitments.

(a)    As of the date hereof, none of Orthofix or any of its Subsidiaries is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Orthofix or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Orthofix’s Annual Report on Form 10-K for the year ended December 31, 2021, or any Orthofix SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)    Contract (A) relating to the disposition or acquisition by Orthofix or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in liabilities to Orthofix and its Subsidiaries in excess of $500,000 or (B) pursuant to which Orthofix or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Orthofix’s Subsidiaries;

(iii)    collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv)    Contract establishing any joint ventures, partnerships or similar arrangements;

(v)    Contract (A) prohibiting or materially limiting the right of Orthofix or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Orthofix or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Orthofix or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Orthofix or any of its Subsidiaries has granted a Person an exclusive geographical area and under which Orthofix paid commissions less than $1,000,000 to such Person in 2021 or from whom Orthofix received less than $2,000,000 from the sale of product to said Person in 2021;

(vi)    Contract pursuant to which Orthofix or any of its Subsidiaries (A) licenses any material Intellectual Property from another Person that is used by Orthofix or one of its Subsidiaries in the conduct of its business as currently conducted that could reasonably require payment by Orthofix or any of its Subsidiaries of royalties or license fees exceeding $250,000 in any twelve (12) month period, or (B) licenses Intellectual Property owned by Orthofix or any of its Subsidiaries to another Person, except non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(vii)    mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)    Contract providing for any guaranty by Orthofix or any of its Subsidiaries of third-party obligations (under which Orthofix or any of its Subsidiaries has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by Orthofix or any of its Subsidiaries’ of obligations of Orthofix or any of its Subsidiaries;

(ix)    Contract between Orthofix, on the one hand, and any Affiliate of Orthofix (other than a Subsidiary of Orthofix), on the other hand;

(x)    Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Orthofix or its Subsidiaries;

(xi)    Contract under which Orthofix and Orthofix’s Subsidiaries are expected to make annual expenditures, excluding sales commissions, or receive annual revenues in excess of $2,000,000 during the current or a subsequent fiscal year; or

(xii)    Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xi).

(b)    SeaSpine has been given access to a true and correct copy of all written Orthofix Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Orthofix Material Contract.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have an Orthofix Material Adverse Effect, (i) Orthofix is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Orthofix Disclosure Letter (each, a “Orthofix Material Contract” and, collectively, the “Orthofix Material Contracts”) and (ii) to Orthofix’s knowledge, as of the date hereof, the parties other than Orthofix or any of its Subsidiaries to each of the Orthofix Material Contracts is not in default thereunder. Each Orthofix Material Contract is legal and in full force and effect and is valid, binding and enforceable against Orthofix and its Subsidiaries (to the extent party thereto) and, to Orthofix’s knowledge, each other party thereto. As of the date hereof, no party to any Orthofix Material Contract has given any written notice, or to the knowledge of Orthofix, any notice (whether or not written) of termination or cancellation of any Orthofix Material Contract or that it intends to seek to terminate or cancel any Orthofix Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13    Intellectual Property.

(a)    All of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are currently owned by Orthofix or any of its Subsidiaries (collectively, “Orthofix Registered Intellectual Property”) are set forth in Section 4.13 of the Orthofix Disclosure Letter. One or more of Orthofix and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Intellectual Property owned by Orthofix or any of its Subsidiaries free and clear of all Liens other than Permitted Liens. To the knowledge of Orthofix, the Intellectual Property owned by Orthofix or its Subsidiaries, together with any Intellectual Property licensed to Orthofix or its Subsidiaries constitutes all Intellectual Property used in and material to or otherwise necessary for Orthofix’s or its Subsidiaries’ manufacture or sale of its Products or operation of the business of Orthofix and its Subsidiaries. To the knowledge of Orthofix, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Intellectual Property owned by Orthofix or any of its Subsidiaries. No Person has provided written notice of a claim or pending Action or, to the knowledge of Orthofix, threatened a claim or Action, challenging the ownership, validity, enforceability or scope of any Orthofix Registered Intellectual Property, and no item of Orthofix Registered Intellectual Property is the subject of any outstanding Order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Orthofix has received written notice.

(b)    To Orthofix’s knowledge, Orthofix and its Subsidiaries, their Products and the business of Orthofix and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Orthofix and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Orthofix or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending Action (or to the knowledge of SeaSpine, threatened Action), claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)    Orthofix and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by Orthofix or any of its Subsidiaries. To the knowledge of Orthofix, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Orthofix or a Subsidiary as currently conducted have either (i) assigned to one or more of Orthofix or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Orthofix or one of its Subsidiaries by operation of Law or (ii) with respect to consultants and contractors, have granted Orthofix or its Subsidiaries sufficient rights in such Intellectual Property to conduct the business of Orthofix and its Subsidiaries as currently conducted.

4.14    Data Privacy.

(a)    Orthofix and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Orthofix Material Adverse Effect, since January 1, 2018, have been in compliance with all of Orthofix’s and its Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data and applicable Laws governing data privacy and data security.

(b)    To Orthofix’s knowledge, since January 1, 2018, (i) none of Orthofix or any of its Subsidiaries has experienced any confirmed unauthorized access, acquisition, theft, destruction or compromise of any Personal Data, which, individually or in the aggregate, has had an Orthofix Material Adverse Effect and (ii) there has not been any unauthorized intrusions or breaches of security into any Orthofix information technology system used in the operation of the businesses of Orthofix and its Subsidiaries, which, individually or in the aggregate, has had an Orthofix Material Adverse Effect. To Orthofix’s knowledge, since January 1, 2018, no third-party processing Personal Data on behalf Orthofix has experienced a security breach affecting Personal Data of Orthofix or its Subsidiaries, which, individually or in the aggregate, has had an Orthofix Material Adverse Effect. Neither Orthofix, its Subsidiaries, nor any third party acting at Orthofix’s direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber-attack, including a ransomware attack or a denial-of-service attack.

(c)    To Orthofix’s knowledge, since January 1, 2018, none of Orthofix or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d)    To Orthofix’s knowledge, since January 1, 2018, none of Orthofix or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to the Orthofix’s or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

4.15    Litigation. There are no Actions pending, or to Orthofix’s knowledge, threatened, against Orthofix or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Orthofix and its Subsidiaries are not subject to or in violation of any outstanding judgment, Order or decree of any court or Governmental Body, in each case, that would, individually or in the aggregate, have an Orthofix Material Adverse Effect. This Section 4.15 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.16    Insurance. Section 4.16 of the Orthofix Disclosure Letter lists each material insurance policy maintained by Orthofix or any of its Subsidiaries or, to Orthofix’s knowledge, under which Orthofix is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Orthofix’s or its Subsidiaries’ business for the industry in which it operates. Orthofix is not in default with respect to its obligations under any such insurance policies and, to Orthofix’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Orthofix’s annual renewal process.

4.17    Employee Benefit Plans.

(a)    Section 4.17 of the Orthofix Disclosure Letter lists all current Orthofix Plans (other than (i) immaterial Non-U.S. Plans that are otherwise Orthofix Plans or (ii) any at-will employment agreement or any services agreement terminable upon 30 days’ notice or less, in either case that does not provide for severance, notice of termination (or pay in lieu), change of control, retention or bonus pay or similar benefits (other than continuation coverage or other entitlements required by Law)). Each Orthofix Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Orthofix Plan is so qualified, and Orthofix is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Orthofix Plan. The Orthofix Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Orthofix has not become subject to any material Liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to an Orthofix Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to an Orthofix Plan.

(b)    With respect to each current material Orthofix Plan, Orthofix has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to an Orthofix Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect, with respect to the Orthofix Plans, (i) all required contributions to, and premiums payable in respect of, such Orthofix Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Orthofix’s financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to Orthofix’s knowledge, threatened, other than routine claims for benefits.

(d)    Neither Orthofix nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Orthofix Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Orthofix Plans obligates Orthofix or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Orthofix or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e)    Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Orthofix Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Orthofix Plan, (iv) require Orthofix or its Subsidiaries to set aside any assets to fund any benefits under an Orthofix Plan or result in the forgiveness in whole or in part of any outstanding loans made by Orthofix to any Person, (v) limit the ability to amend or terminate any Orthofix Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law). Orthofix has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f)    With respect to each Orthofix Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Orthofix Plan that is a Non-U.S. Plan is a defined benefit pension plan.

4.18    Compliance with Law; Permits; Anti-Corruption Laws.

(a)    Orthofix and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have an Orthofix Material Adverse Effect, and no proceeding is pending or, to the knowledge of Orthofix, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Orthofix nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Orthofix or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.18 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.17, Section 4.19, Section 4.20 and Section 4.21, respectively.

(b)    Orthofix and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with Anti-Corruption Laws.

(c)    Since January 1, 2018, none of Orthofix or its Subsidiaries nor, to the knowledge of Orthofix, any director, officer, employee or agent of Orthofix, has directly or indirectly used, offered, authorized, promised, provided, paid, requested, or received, whether directly or indirectly through a third party, on behalf of Orthofix or its Subsidiaries or in connection with their business, any bribes, kickbacks, gifts, or anything else of value, regardless of form or amount, to any Person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(d)    Since January 1, 2018, neither Orthofix nor its Subsidiaries, to their knowledge, have been or are currently under any internal or Governmental Body review, investigation, inspection, or examination relating to their compliance with Anti-Corruption Laws, or have received any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws.

(e)    Since January 1, 2018, Orthofix and its Subsidiaries have not, to their knowledge, been and are not now under any administrative, civil, or criminal investigation, prosecution, or indictment, and neither Orthofix nor its Subsidiaries are party to any legal actions involving alleged false statements, false claims or other improprieties relating to their compliance with Anti-Corruption Laws.

(f)    Since January 1, 2018, Orthofix and its Subsidiaries have maintained an adequate system or systems of internal controls reasonably designed to ensure compliance with all Anti-Corruption Laws and prevent and detect violations of Anti-Corruption Laws.

(g)    Since January 1, 2018, neither Orthofix nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

4.19    Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an Orthofix Material Adverse Effect: (a) each of Orthofix and its Subsidiaries is and has been in compliance with all Environmental Laws; (b) each of Orthofix and its Subsidiaries holds, and is and has been in compliance with, all authorizations, licenses and Permits required under Environmental Laws to operate its business at the Orthofix Real Property as presently conducted; (c) none of Orthofix or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees under Environmental Laws; (d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Orthofix or on, under or about any of the real property occupied or used by Orthofix. Orthofix has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Orthofix Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and (e) to Orthofix’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Orthofix for which Orthofix has, or may have, Liability.

4.20    Employment and Labor Matters. Orthofix has made available a true and complete listing of all current Orthofix employees and contractors, including for each: (a) their work location; (b) date of hire; (c) annual base salary (or hourly wage rate, or other method of compensation as applicable); (d) job title or description of services; and (e) employment or engagement status (e.g., as applicable, full-time or part-time employee, contractor, non-exempt or exempt classification under the Fair Labor Standards Act or similar applicable Laws). Orthofix is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Orthofix in existence or in negotiation. No employees of Orthofix are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Orthofix has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. Orthofix will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and for the past four (4) years there have been no, Actions or any material disputes pending or threatened between Orthofix and any of its employees or independent contractors. To Orthofix’s knowledge, there are no, and for the past four (4) years there have been no Actions or any material disputes pending or threatened (i) by or before any Governmental Body affecting Orthofix concerning employment matters and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Orthofix or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Orthofix, and Orthofix has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Orthofix is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, civil and/or human rights, harassment, discrimination and/or retaliation in employment, reasonable accommodation, unfair competition, affirmative action, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. No Misconduct Allegation has been made at any time within the past four (4) years against any Person who is or was an officer, director, manager or supervisory-level employee of Orthofix in such person’s capacity as such or, to the knowledge of Orthofix, in any other capacity, nor are any Misconduct Allegations pending or, to the knowledge of Orthofix, threatened, nor is there any reasonable basis for such a Misconduct Allegation. Within the past four (4) years, Orthofix has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against Orthofix or any person who is or was an officer, director, manager, employee or independent contractor of Orthofix. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Orthofix within the six (6) months prior to the Closing Date. As of the date hereof, to Orthofix’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Orthofix or any of its Subsidiaries to terminate employment with Orthofix or any of its Subsidiaries within the next twelve (12) months.

4.21    FDA and Regulatory Matters.

(a)    Except as has not and would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect, Orthofix is, and since December 31, 2018, has been, in compliance with all Healthcare Laws applicable to Orthofix and its Products, including requirements relating to design, clinical and non-clinical research and/or testing, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event or medical device reporting, reporting of corrections and removals, current good tissue practice (GTP), and current good manufacturing practice (GMP) for biological, tissue, and medical device products, and no officer, director, manager or managing director of Orthofix, or to the knowledge of Orthofix, any other Person, has engaged in any act on behalf of Orthofix that violates any Healthcare Law. To Orthofix’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2018, have been, in compliance with the FDA’s establishment registration and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Orthofix, except as has not and would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect. Orthofix has not received any written notification of any pending or threatened claim, subpoena, civil investigative demand, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body, including the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body, or any other Person, alleging potential or actual non-compliance by, or Liability of, Orthofix under any Healthcare Law.

(b)    Orthofix holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Orthofix Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have an Orthofix Material Adverse Effect. Orthofix has fulfilled and performed all of its obligations with respect to each Orthofix License and is in material compliance with all terms and conditions of each Orthofix License, and, to Orthofix’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Orthofix License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have an Orthofix Material Adverse Effect. Orthofix has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the design, clinical and non-clinical research and/or testing, labeling, advertising, promotion, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of biological, tissue, or medical device products which would reasonably be expected to lead to the denial of any application for marketing approval, licensure or clearance currently pending before the FDA or any other Governmental Body.

(c)    All material filings, reports, documents, claims, submissions and notices submitted or required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been so timely submitted, filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including all claims, statements, adverse event reports, medical device reports, reports of recalls, corrections and removals with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for an Orthofix License from the FDA or other Governmental Body relating to Orthofix or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)    Orthofix has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure, pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Orthofix-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Orthofix nor, to Orthofix’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether

Orthofix-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2018, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Orthofix Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Orthofix’s knowledge, there is no such Action or proceeding pending or threatened.

(e)    The FDA has not mandated that Orthofix recall any of its Products. There are no voluntary recalls of any of Orthofix’s Products contemplated by Orthofix or pending. Since December 31, 2018, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Orthofix’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)    Except as set forth on Section 4.21(f) of the Orthofix Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Orthofix.

(g)    Orthofix is not the subject of any pending or, to the knowledge of Orthofix, threatened investigation regarding Orthofix or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Orthofix nor, to the knowledge of Orthofix, any officer, employee, agent or distributor of Orthofix has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy.

(h)    All of Orthofix’s and its Subsidiaries’ contracts, participation in joint ventures and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(i)    None of Orthofix, Orthofix’s Subsidiaries or, to the knowledge of Orthofix, any of their respective officers, directors, managers, managing directors or employees is excluded from participation in any federal healthcare program as that term is defined by 42 U.S.C. § 1320a-7b(f), is debarred under 21 U.S.C. § 335a, or is restricted or prohibited from participation in any healthcare, procurement or non-procurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Body. None of Orthofix, Orthofix’s Subsidiaries or, to the knowledge of Orthofix, any of their officers, directors, managers, managing directors, employees, agents, or distributors (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion or debarment under any Healthcare Laws.

(j)    Orthofix has operated since December 31, 2018, a compliance program having all the elements of an effective compliance program identified in the Compliance Program Guidance for Pharmaceutical Manufacturers, 68 Fed. Reg. 23731 (May 5, 2003) issued by the Office of Inspector General for U.S. Department of Health and Human Services. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions.

4.22    Brokerage. Other than Perella Weinberg Partners LP, no Person will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Orthofix or any of its Subsidiaries. SeaSpine has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Orthofix, together with all amendments, waivers or other changes thereto.

4.23    Disclosure. None of the information supplied or to be supplied by or on behalf of Orthofix for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Orthofix Stockholders, or at the time of the Orthofix Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Orthofix Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Orthofix makes no representation or warranty with respect to any information supplied by or to be supplied by SeaSpine that is included or incorporated by reference in the Joint Proxy Statement. The representations and warranties contained in this Section 4.23 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Orthofix in writing by SeaSpine specifically for use therein.

4.24    Board Approval; Vote Required.

(a)    The Orthofix Board, by resolutions duly adopted by a unanimous vote of all of the members of the Orthofix Board at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Orthofix Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Orthofix Share Issuance, are fair to, and in the best interests of, Orthofix and the Orthofix Stockholders, (iii) resolved to recommend the approval of the Orthofix Share Issuance to the Orthofix Stockholders, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that the Orthofix Share Issuance be submitted to the Orthofix Stockholders for approval, and, subject to Section 6.04, such resolutions have not been rescinded, modified or withdrawn in any way.

(b)    The affirmative vote of a majority in voting power of the outstanding Orthofix Shares present in person or represented by proxy at the Orthofix Stockholders’ Meeting and entitled to vote on the proposal to approve the Orthofix Share Issuance (the “Orthofix Stockholder Approval”) is necessary to approve the Orthofix Share Issuance. Other than the Orthofix Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

(c)    The Orthofix Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement or any of the transactions or other agreements contemplated hereby.

4.25    Opinion. Prior to the execution of this Agreement, the Orthofix Board has received an opinion from Perella Weinberg Partners LP to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Orthofix.

4.26    Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.27    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE ORTHOFIX DISCLOSURE LETTER), ORTHOFIX MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND ORTHOFIX HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH SEASPINE’S INVESTIGATION OF ORTHOFIX, SEASPINE HAS RECEIVED FROM OR ON BEHALF OF ORTHOFIX CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF ORTHOFIX AND CERTAIN BUSINESS PLAN INFORMATION OF ORTHOFIX. ORTHOFIX MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01    Covenants of SeaSpine.

(a)    Except (i) as set forth in Section 5.01(a) of the SeaSpine Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) with the prior written consent of Orthofix (which consent shall not be unreasonably delayed, withheld or conditioned), or (v) for the taking of any COVID-19 Response, from the date hereof until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), SeaSpine and its Subsidiaries shall conduct the business and operations of SeaSpine and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. During the Pre-Closing Period, SeaSpine shall, promptly upon learning of the same, notify Orthofix (A) of any change, occurrence, effect, condition, fact, event or circumstance known to SeaSpine that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to SeaSpine, to result in a SeaSpine Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by SeaSpine of any of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b)    Except (i) as set forth on Section 5.01(b) of the SeaSpine Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) with the prior written consent of Orthofix (which consent shall not be unreasonably delayed, withheld or conditioned) or (v) for the taking of any COVID-19 Response, during the Pre-Closing Period, SeaSpine shall not and shall not permit any of its Subsidiaries, without the prior written consent of Orthofix (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)    (X) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (Y) other than pursuant to the issuance of SeaSpine Shares to holders of SeaSpine Exchangeable Shares pursuant to the exchange, redemption or retraction of SeaSpine Exchangeable Shares pursuant to AcquireCo’s Articles and the SeaSpine Support Agreement, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any SeaSpine Options, SeaSpine RSUs, SeaSpine Restricted Shares or SeaSpine ESPP Purchase Rights with respect thereto except, in each case:

(A)    for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of SeaSpine solely to its parent;

(B)    in connection with intercompany purchases of capital stock or share capital among one or more of SeaSpine and its Subsidiaries; or

(C)    for the purpose of fulfilling its obligations under the SeaSpine ESPP, to the extent consistent with past practice;

(ii)    other than pursuant to the issuance of SeaSpine Shares to holders of SeaSpine Exchangeable Shares pursuant to the exchange, redemption or retraction of SeaSpine Exchangeable Shares pursuant to AcquireCo’s Articles and the SeaSpine Support Agreement, (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any shares of beneficial interests, capital stock or other ownership interest in SeaSpine or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities; or (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case of clause (A) or (B) hereof, (I) for issuances of SeaSpine Shares in respect of (x) any exercise of SeaSpine Options outstanding on the date hereof or (y) the exercise of any SeaSpine ESPP Purchase Rights under the terms of a SeaSpine ESPP as in effect on the date hereof, (II) for the issuance or sale of SeaSpine Shares pursuant to the exercise of SeaSpine Options or the vesting of or delivery of shares under SeaSpine RSUs, in accordance with their terms as of the date hereof or (III) for transactions solely between or among SeaSpine and its wholly-owned Subsidiaries;

(iii)    except as required by a SeaSpine Plan or as otherwise required by applicable Law: (A) increase the compensation or other benefits payable or provided to any of SeaSpine’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of SeaSpine or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any SeaSpine Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv)    amend, or propose to amend, or permit the adoption of any material amendment to any of the Organizational Documents of SeaSpine or any of its Subsidiaries;

(v)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of SeaSpine or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)    make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures made in the ordinary course of business consistent with past practice or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business or (B) transactions with a value less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(ix)    except in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements among one or more of SeaSpine and its Subsidiaries, (2) agreements or arrangements or borrowings incurred under SeaSpine’s or any of its Subsidiaries’ existing credit facilities and (3) short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of SeaSpine and its Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of SeaSpine and its Subsidiaries;

(x)    enter into any Contract that would materially restrict, after the Effective Time, Orthofix and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)    except in the ordinary course of business consistent with past practice, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $1,000,000 in the aggregate;

(xii)    commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $1,000,000 in any single instance or $1,000,000 in the aggregate;

(xiii)    change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv)    (A) make, change or revoke any material Tax election with respect to SeaSpine or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to SeaSpine or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to SeaSpine or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to SeaSpine or any of its Subsidiaries, (E) settle or compromise any material Tax Liability or refund of material Taxes with respect to SeaSpine or any of its Subsidiaries or (F) take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

(xv)    other than in the ordinary course of business consistent with past practice, waive, release or assign any rights or claims under, or renew (other than automatic renewals), modify or terminate (other than termination by natural expiration), any SeaSpine Material Contract (other than intercompany transactions, agreements or arrangements among one or more of SeaSpine and its Subsidiaries), in any material respect in a manner which taken as a whole is adverse to SeaSpine and its Subsidiaries or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi)    cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of SeaSpine and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii)    agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.01(b).

5.02    Covenants of Orthofix.

(a)    Except (i) as set forth in Section 5.02(a) of the Orthofix Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) with the prior written consent of SeaSpine (which consent shall not be unreasonably delayed, withheld or conditioned), or (v) for the taking of any COVID-19 Response, during the Pre-Closing Period, Orthofix and its Subsidiaries shall conduct the business and operations of Orthofix and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. During the Pre-Closing Period, Orthofix shall, promptly upon learning of the same, notify SeaSpine (A) of any change, occurrence, effect, condition, fact, event or circumstance known to Orthofix that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Orthofix, to result in an Orthofix Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by Orthofix of any of the conditions contained in Section 7.03(a) or Section 7.03(b).

(b)    Except (i) as set forth on Section 5.02(b) of the Orthofix Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) with the prior written consent of SeaSpine (which consent shall not be unreasonably delayed, withheld or conditioned) or (v) for the taking of any COVID-19 Response, during the Pre-Closing Period, Orthofix shall not and shall not permit any of its Subsidiaries, without the prior written consent of SeaSpine (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)    (X) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (Y) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Orthofix Options, Orthofix RSUs or Orthofix SPP Purchase Rights with respect thereto except, in each case:

(A)    for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of Orthofix solely to its parent;

(B)    in connection with intercompany purchases of capital stock or share capital among one or more of SeaSpine and its Subsidiaries; or

(C)    for the purpose of fulfilling its obligations under the Orthofix SPP, to the extent consistent with past practice;

(ii)    (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any shares of beneficial interests, capital stock or other ownership interest in Orthofix or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities; or (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case of clause (A) or (B) hereof, (I) for issuances of Orthofix Shares in respect of (x) any exercise of Orthofix Options outstanding on the date hereof or (y) the exercise of any Orthofix SPP Purchase Rights under the terms of the Orthofix SPP as in effect on the date hereof, (II) for the issuance or sale of Orthofix Shares pursuant to the exercise of Orthofix Options or the vesting of or delivery of shares under Orthofix RSUs, in accordance with their terms as of the date hereof or (III) for transactions solely between or among Orthofix and its wholly-owned Subsidiaries;

(iii)    except as required by an Orthofix Plan or as otherwise required by applicable Law: (A) increase the compensation or other benefits payable or provided to any of Orthofix’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Orthofix or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Orthofix Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv)    amend, or propose to amend, or permit the adoption of any material amendment to any of the Organizational Documents of Orthofix or any of its Subsidiaries;

(v)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Orthofix or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)    make any capital expenditure except for (A) expenditures required by existing Contracts, (B) made in the ordinary course of business consistent with past practice or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business or (B) transactions with a value less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(ix)    except in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for

(1) intercompany transactions or arrangements among one or more of Orthofix and its Subsidiaries, (2) agreements or arrangements or borrowings incurred under Orthofix’s or any of its Subsidiaries’ existing credit facilities, and (3) short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of Orthofix and its Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of Orthofix and its Subsidiaries;

(x)    enter into any Contract that would materially restrict, after the Effective Time, Orthofix and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)    except in the ordinary course of business consistent with past practice, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $1,000,000 in the aggregate;

(xii)    commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $1,000,000 in any single instance or $1,000,000 in the aggregate;

(xiii)    change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv)    (A) make, change or revoke any material Tax election with respect to Orthofix or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Orthofix or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to Orthofix or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Orthofix or any of its Subsidiaries, (E) settle or compromise any material Tax Liability or refund of material Taxes with respect to Orthofix or any of its Subsidiaries or (F) take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

(xv)    other than in the ordinary course of business consistent with past practice, waive, release or assign any rights or claims under, or renew (other than automatic renewals), modify or terminate (other than termination by natural expiration), any Orthofix Material Contract (other than intercompany transactions, agreements or arrangements among one or more of Orthofix and its Subsidiaries), in any material respect in a manner which taken as a whole is adverse to Orthofix and its Subsidiaries or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi)    cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Orthofix and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii)    agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01    Investigation.

(a)    Each of SeaSpine and Orthofix shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel, facilities and properties, Contracts, commitments, books and records and any reports, schedules or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding it and its Subsidiaries, as the other party or any of its Representatives may reasonably request in connection with their activities in order to facilitate the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither SeaSpine nor Orthofix nor their respective Subsidiaries shall be required to provide the access or information contemplated by this Section 6.01 if it would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided, that Orthofix or SeaSpine, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), (iii) cause a risk of a loss of privilege to such party or any of its Subsidiaries, (iv) constitute a violation of any applicable Law or (v) otherwise disclose competitively sensitive material.

(b)    The parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02    Registration Statement and Proxy Statement for Shareholder Approval. As soon as reasonably practicable following the execution of this Agreement, (a) Orthofix and SeaSpine shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Orthofix Recommendation and SeaSpine Recommendation (unless, in either case, an Orthofix Adverse Recommendation Change or a SeaSpine Adverse Recommendation Change, as applicable, has occurred), and (b) Orthofix shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Orthofix Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Each of Orthofix and SeaSpine shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Orthofix and SeaSpine shall use its respective reasonable best efforts to mail the Joint Proxy Statement to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Orthofix shall use reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Orthofix Shares pursuant to this Agreement, and each party shall furnish all information concerning SeaSpine, Orthofix and the holders of capital stock of SeaSpine and Orthofix, as applicable, as may be reasonably requested by another party in connection with any such action or the preparation, filing or distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Registration Statement shall be made by Orthofix, or with respect to the Joint Proxy Statement, shall be made by SeaSpine, Orthofix or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon; provided, however, that this obligation shall not apply with respect to information relating to a SeaSpine Adverse Recommendation Change or an Orthofix Adverse Recommendation Change. Orthofix shall advise SeaSpine, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Orthofix Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Orthofix and SeaSpine shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to SeaSpine or Orthofix, or any of their respective Affiliates, officers or directors, is discovered by SeaSpine or Orthofix which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Orthofix Stockholders or SeaSpine Stockholders, as applicable.

6.03    Shareholders’ Meetings.

(a)    SeaSpine shall take any and all actions necessary in accordance with applicable Law and SeaSpine’s Organizational Documents to duly give notice of, convene and hold a meeting of the SeaSpine Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the SeaSpine Stockholder Approval (the “SeaSpine Stockholders’ Meeting”). Subject to Sections 6.04(b) and 6.04(c), SeaSpine shall, through the SeaSpine Board, recommend that the SeaSpine Stockholders adopt this Agreement and shall use reasonable best efforts to solicit from the SeaSpine Stockholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the SeaSpine Stockholder Approval. Subject to Sections 6.04(b) and 6.04(c) and the remainder of this Section 6.03(a), SeaSpine may only postpone or adjourn the SeaSpine Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SeaSpine Stockholder Approval, (ii) for the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that SeaSpine has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SeaSpine Stockholders prior to the SeaSpine Stockholders’ Meeting, provided that without the prior written consent of Orthofix (not to be unreasonably withheld, conditioned or delayed), (A) no single such adjournment or postponement pursuant to clauses (i), (ii) or (iii) shall be for more than ten (10) Business Days, except as may be required by applicable Law and (B) all such adjournments and postponements together shall not cause the date of the SeaSpine Stockholders’ Meeting to be less than five (5) Business Days prior to the Termination Date. Subject to Sections 6.04(b) and 6.04(c), SeaSpine may and shall postpone or adjourn the SeaSpine Stockholders’ Meeting up to two (2) times for up to ten (10) Business Days each time upon the reasonable request of Orthofix. SeaSpine shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the SeaSpine

Stockholders’ Meeting, advise Orthofix as to the aggregate number of SeaSpine Shares entitled to vote at the SeaSpine Stockholders’ Meeting for which proxies have been received by SeaSpine with respect to the SeaSpine Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the SeaSpine Stockholder Approval.

(b)    Orthofix shall take any and all actions necessary in accordance with applicable Law and Orthofix’s Organizational Documents to duly give notice of, convene and hold a meeting of the Orthofix Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the Orthofix Stockholder Approval (the “Orthofix Stockholders’ Meeting”). Subject to Sections 6.04(e) and 6.04(f), Orthofix shall, through the Orthofix Board, recommend that the Orthofix Stockholders approve the Orthofix Share Issuance and shall use reasonable best efforts to solicit from the Orthofix Stockholders proxies in favor of approval of the Orthofix Share Issuance and to take all other actions necessary or advisable to secure the Orthofix Stockholder Approval. Subject to Sections 6.04(e) and 6.04(f) and the remainder of this Section 6.03(b), Orthofix may only postpone or adjourn the Orthofix Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Orthofix Stockholder Approval, (ii) for the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Orthofix has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Orthofix Stockholders prior to the Orthofix Stockholders’ Meeting, provided that without the prior written consent of SeaSpine (not to be unreasonably withheld, conditioned or delayed), (A) no single such adjournment or postponement pursuant to clauses (i), (ii) or (iii) shall be for more than ten (10) Business Days, except as may be required by applicable Law and (B) all such adjournments and postponements together shall not cause the date of the Orthofix Stockholders’ Meeting to be less than five (5) Business Days prior to the Termination Date. Subject to Sections 6.04(e) and 6.04(f), Orthofix may and shall postpone or adjourn the Orthofix Stockholders’ Meeting up to two (2) times for up to ten (10) Business Days each time upon the reasonable request of SeaSpine. Orthofix shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the Orthofix Stockholders’ Meeting, advise SeaSpine as to the aggregate number of Orthofix Shares entitled to vote at the Orthofix Stockholders’ Meeting for which proxies have been received by Orthofix with respect to the Orthofix Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Orthofix Stockholder Approval.

(c)    SeaSpine and Orthofix shall use their reasonable best efforts to hold the SeaSpine Stockholders’ Meeting and the Orthofix Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement (but after the Registration Statement is declared effective).

(d)    Except with the prior written consent of SeaSpine and Orthofix, the only matters to be voted upon at each of the SeaSpine Stockholders’ Meeting and the Orthofix Stockholders’ Meeting are (i) adoption of this Agreement, in the case of the SeaSpine Stockholders’ Meeting, and the Orthofix Share Issuance, in the case of the Orthofix Stockholders’ Meeting, (ii) any adjournment or postponement of the SeaSpine Stockholders’ Meeting or the Orthofix Stockholders’ Meeting, as applicable and/or (iii) any other matters that are required by applicable Law.

6.04    Non-Solicitation.

(a)    SeaSpine agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and SeaSpine shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to SeaSpine; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to SeaSpine or any of its Subsidiaries or afford access to the properties, books or records of SeaSpine or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to SeaSpine or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to SeaSpine (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). SeaSpine shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Orthofix and/or its Affiliates), conducted heretofore by SeaSpine or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, SeaSpine shall immediately discontinue access by any Person or group of Persons, and any of their Affiliates (other than Orthofix and its Affiliates), to any data room (virtual or otherwise) established by SeaSpine or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, SeaSpine shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with SeaSpine or any Subsidiary thereof since January 1, 2022, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the SeaSpine Stockholder Approval, SeaSpine and the SeaSpine Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (A) SeaSpine receives a written Acquisition Proposal with respect to SeaSpine from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (B) such proposal constitutes, or the SeaSpine Board determines in good faith that such proposal would reasonably be expected to lead to, a Superior Proposal with respect to SeaSpine, provided that, SeaSpine may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to SeaSpine with respect to confidentiality than the terms of the Confidentiality Agreement (including with respect to any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and so long as it sends a copy of such Acceptable Confidentiality Agreement to Orthofix promptly following its execution. Nothing contained in this Section 6.04 shall prohibit SeaSpine or the SeaSpine Board from (1) taking and disclosing to the SeaSpine Stockholders a position with respect to an Acquisition Proposal with respect to SeaSpine pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the SeaSpine Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the SeaSpine Stockholders or (2) directing any Person (or the Representatives of that Person) who makes an Acquisition Proposal regarding SeaSpine to the provisions of this Section 6.04, provided that this sentence shall not permit the SeaSpine Board to make a SeaSpine Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.04(a) by any of SeaSpine’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.04(a) by SeaSpine.

(b)    Neither the SeaSpine Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Orthofix or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Orthofix or Merger Sub), the approval, recommendation or declaration of advisability by the SeaSpine Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to SeaSpine, (iii) fail to publicly reaffirm or re-publish the SeaSpine Recommendation within five (5) Business Days of being requested by Orthofix to do so (or if earlier, at least two (2) Business Days prior to the SeaSpine Stockholders’ Meeting), or (iv) fail to send to the SeaSpine Stockholders, within ten (10) Business Days after the commencement of a tender or exchange offer relating to the SeaSpine Shares (or if earlier, at least two (2) Business Days prior to the SeaSpine Stockholders’ Meeting), a statement disclosing that SeaSpine recommends rejection of such tender or exchange offer and reaffirming the SeaSpine Recommendation (any action described in this sentence being referred to as a “SeaSpine Adverse Recommendation Change”). For the avoidance of doubt, a change of the SeaSpine Recommendation to “neutral” is a SeaSpine Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the SeaSpine Stockholder Approval, and subject to SeaSpine’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to SeaSpine that has not been withdrawn and did not result from a breach of Section 6.04(a), the SeaSpine Board may make a SeaSpine Adverse Recommendation Change; provided, however, that unless the SeaSpine Stockholders’ Meeting is scheduled to occur within the next ten (10) Business Days, SeaSpine shall not be entitled to exercise its right to make a SeaSpine Adverse Recommendation Change in response to a Superior Proposal with respect to SeaSpine (x) until five (5) Business Days after SeaSpine provides written notice to Orthofix advising Orthofix that the SeaSpine Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Orthofix irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the SeaSpine Board determines in good faith, after good faith negotiations between SeaSpine and Orthofix (if such negotiations are requested by Orthofix) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to SeaSpine and its shareholders as the Superior Proposal and (z) unless the SeaSpine Board determines that the failure to make a SeaSpine Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c)    Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining the SeaSpine Stockholder Approval, in connection with any Intervening Event, the SeaSpine Board may make a SeaSpine Adverse Recommendation Change, after the SeaSpine Board (i) determines in good faith that the failure to make such SeaSpine Adverse Recommendation Change would be a breach of its fiduciary duties to the SeaSpine Stockholders, (ii) determines in good faith that the reasons for making such SeaSpine Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to SeaSpine and (iii) provides written notice to Orthofix (a “SeaSpine Notice of Change”) advising Orthofix that the SeaSpine Board is contemplating making a SeaSpine Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the SeaSpine Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the SeaSpine Board may not make such SeaSpine Adverse Recommendation Change until the fifth (5th) Business Day after receipt by Orthofix of a SeaSpine Notice of Change and (y) during such five (5) Business Day period, at the request of Orthofix, SeaSpine shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the SeaSpine Board not to make such SeaSpine Adverse Recommendation Change, consistent with its fiduciary duties.

(d)    Orthofix agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Orthofix shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Orthofix; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Orthofix or any of its Subsidiaries or afford access to the properties, books or records of Orthofix or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to Orthofix or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Orthofix (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Orthofix shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than SeaSpine and/or its Affiliates), conducted heretofore by Orthofix or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Orthofix shall immediately discontinue access by any Person or group of Persons, and any of their Affiliates (other than SeaSpine and its Affiliates), to any data room (virtual or otherwise) established by Orthofix or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Orthofix shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Orthofix or any Subsidiary thereof since January 1, 2022, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Orthofix Stockholder Approval, Orthofix and the Orthofix Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (A) Orthofix receives a written Acquisition Proposal with respect to Orthofix from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (B) such proposal constitutes, or the Orthofix Board determines in good faith that such proposal would reasonably be expected to lead to, a Superior Proposal with respect to Orthofix, provided that, Orthofix may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Orthofix rather than SeaSpine) and so long as it sends a copy of such Acceptable Confidentiality Agreement to SeaSpine promptly following its execution. Nothing contained in this Section 6.04 shall prohibit Orthofix or the Orthofix Board from (1) taking and disclosing to the Orthofix Stockholders a position with respect to an Acquisition Proposal with respect to Orthofix pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Orthofix Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the Orthofix Stockholders or (2) directing any Person (or the Representatives of that Person) who makes an Acquisition Proposal regarding Orthofix to the provisions of this Section 6.04, provided that this sentence shall not permit the Orthofix Board to make an Orthofix Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.04(d) by any of Orthofix’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.04(d) by Orthofix.

(e)    Neither the Orthofix Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to SeaSpine) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to SeaSpine), the approval, recommendation or declaration of advisability by the Orthofix Board or any such committee of the transactions contemplated by this Agreement including the issuance of Orthofix Shares in the Merger, (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Orthofix, (iii) fail to publicly reaffirm or re-publish the Orthofix Recommendation within five (5) Business Days of being requested by SeaSpine to do so (or if earlier, at least two (2) Business Days prior to the SeaSpine Stockholders’ Meeting), or (iv) fail to send to the SeaSpine Stockholders, within ten (10) Business Days after the commencement of a tender or exchange offer relating to the SeaSpine Shares (or if earlier, at least two (2) Business Days prior to the SeaSpine Stockholders’ Meeting), a statement disclosing that SeaSpine recommends rejection of such tender or exchange offer and reaffirming the SeaSpine Recommendation (any action described in this sentence being referred to as a “Orthofix Adverse Recommendation Change”). For the avoidance of doubt, a change of the Orthofix Recommendation to “neutral” is an Orthofix Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Orthofix Stockholder Approval, and subject to Orthofix’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Orthofix that has not been withdrawn and did not result from a breach of Section 6.04(d), the Orthofix Board may make an Orthofix Adverse Recommendation Change; provided, however, that unless the Orthofix Stockholders’ Meeting is scheduled to occur within the next ten (10) Business Days, Orthofix shall not be entitled to exercise its right to make an Orthofix Adverse Recommendation Change in response to a Superior Proposal with respect to Orthofix (x) until five (5) Business Days after Orthofix provides written notice to SeaSpine advising SeaSpine that the Orthofix Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, SeaSpine irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Orthofix Board determines in good faith, after good faith negotiations between Orthofix and SeaSpine (if such negotiations are requested by SeaSpine) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Orthofix and its shareholders as the Superior Proposal and (z) unless the Orthofix Board determines that the failure to make an Orthofix Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f)    Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Orthofix Stockholder Approval, in connection with any Intervening Event, the Orthofix Board may make an Orthofix Adverse Recommendation Change, after the Orthofix Board (i) determines in good faith that the failure to make such Orthofix Adverse Recommendation Change would be a breach of its fiduciary duties to the Orthofix Stockholders, (ii) determines in good faith that the reasons for making such Orthofix Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to SeaSpine and (iii) provides written notice to SeaSpine (a “Orthofix Notice of Change”) advising SeaSpine that the Orthofix Board is contemplating making an Orthofix Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Orthofix Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Orthofix Board may not make such Orthofix Adverse Recommendation Change until the fifth (5th) Business Day after receipt by SeaSpine of an Orthofix Notice of Change and (y) during such five (5) Business Day period, at the request of SeaSpine, Orthofix shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Orthofix Board not to make such Orthofix Adverse Recommendation Change, consistent with its fiduciary duties.

(g)    The parties agree that in addition to the obligations of SeaSpine and Orthofix set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), SeaSpine or Orthofix, as applicable, shall advise Orthofix or SeaSpine, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person or group of Persons, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and SeaSpine or

Orthofix, as applicable, shall promptly (and in any event, within one (1) Business Day) provide to Orthofix or SeaSpine, respectively, copies of any written materials received by SeaSpine or Orthofix, as applicable, in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of SeaSpine and Orthofix agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to the other. SeaSpine and Orthofix shall keep Orthofix and SeaSpine, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of SeaSpine and Orthofix agrees not to release, or permit any of its Affiliates to release, any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided, however, that, if either the SeaSpine Board or Orthofix Board determines in good faith after consultation with SeaSpine’s or Orthofix’s outside legal counsel, as applicable, that the failure to waive (or amend or modify) a particular standstill provision, or other provision with similar effect, could reasonably be expected to be a breach of its directors’ fiduciary duties under applicable Law, SeaSpine or Orthofix, as the case may be, may, with prior written notice to the other party, waive (or amend or modify) such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.04) to make an Acquisition Proposal.

6.05    Regulatory Approvals; Additional Agreements.

(a)    SeaSpine and Orthofix shall promptly prepare and file, as soon as reasonably practical and in any event no later than ten (10) Business Days after the date of this Agreement, with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms required pursuant to the HSR Act for the consummation of the transactions contemplated by this Agreement. In addition, Orthofix, with SeaSpine’s reasonable cooperation and collaboration, shall use reasonable best efforts to file, as promptly as reasonably practicable following the date of this Agreement, all initial filings, notifications, submissions (or, initial draft notifications, or pre-filings, in each case if customary) required to complete the transactions contemplated by this Agreement pursuant to any other applicable Antitrust Law promulgated by a Government Body in the jurisdictions set forth in Schedule 6.05(a) (collectively, the “Additional Antitrust Approvals”). Orthofix shall pay all filing fees required by the HSR Act and any other applicable merger notification or control Laws in connection with such filings.

(b)    Orthofix and SeaSpine each shall promptly (i) supply the other with any information reasonably required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Orthofix nor SeaSpine shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any other Antitrust Laws in connection with the transactions contemplated by this Agreement.

(c)    Each of SeaSpine and Orthofix shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)    Subject to the conditions and upon the terms of this Agreement, each of Orthofix and SeaSpine shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use reasonable best efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) SeaSpine or Orthofix or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

(e)    Notwithstanding anything to the contrary contained in this Agreement, neither Orthofix nor SeaSpine, by itself or on behalf of any of its Subsidiaries or Affiliates, (A) is required to divest, sell, dispose of, or license or agree to divest, sell, dispose of, or license any assets, businesses, rights or operations and (B) shall, without the prior written consent of the other, offer or agree to divest, sell, dispose of, or license any assets, businesses, rights or operations, in the case of each of (A) and (B), in order to satisfy the conditions in Section 7.01(d) and Section 7.01(e).

6.06    Termination of SeaSpine ESPP. SeaSpine shall take all actions necessary to (a) provide that no Offering Period (as defined in the SeaSpine ESPP) shall commence under the SeaSpine ESPP following the date hereof, (b) provide that the Offering Period in effect on the date hereof under the SeaSpine ESPP shall terminate upon the earlier of (i) the date that is four (4) Trading Days prior to the Effective Time or (ii) the date on which such Offering Period would otherwise end, and that no additional Offering Periods shall commence under the SeaSpine ESPP after the date hereof, (c) provide that an Exercise Date (as defined in the SeaSpine ESPP) shall occur under the SeaSpine ESPP upon the earlier of (i) the date that is four (4) Trading Days prior to the Effective Time or (ii) the date on which such Offering Period would otherwise end, (d) provide that no individual participating in the SeaSpine ESPP shall be permitted to increase his or her rate of payroll contributions thereunder from the rate in effect as of the date hereof, (e) provide that no individual who is not participating in the SeaSpine ESPP as of the date hereof may commence participation in the SeaSpine ESPP following the date hereof and (f) terminate the SeaSpine ESPP as of immediately prior to the Effective Time. Any SeaSpine Shares acquired after the date hereof under the SeaSpine ESPP shall be treated as outstanding SeaSpine Shares for purposes of Section 2.08(a)(ii).

6.07    Employee and Labor Matters.

(a)    With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of SeaSpine or its Subsidiaries as of the Effective Time (the “SeaSpine Employees”) and to individuals who are employees of Orthofix or its Subsidiaries as of the Effective Time (the “Orthofix Employees” and, together with SeaSpine Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, SeaSpine and Orthofix have agreed that, consistent with the current practices of SeaSpine and Orthofix, the Surviving Corporation and Orthofix shall seek, after the Effective Time, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of the Surviving Corporation and Orthofix (i) will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded, and (ii) will treat similarly-situated SeaSpine Employees and Orthofix Employees on a substantially comparable basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b)    For all purposes under the employee benefit plans of Orthofix and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each SeaSpine Employee shall be credited with his or her years of service with SeaSpine and its Subsidiaries before the Effective Time for purposes of vesting, benefits eligibility and level of benefits, and each Orthofix Employee shall be credited with his or her years of service with Orthofix and its Subsidiaries before the Effective Time for such purposes, in each case, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar SeaSpine Plan or Orthofix Plan, as applicable; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits or (ii) to the extent SeaSpine Employees and Orthofix Employees are equally affected without regard to whether employment before the Effective Time was with SeaSpine and its Subsidiaries or Orthofix and its Subsidiaries (for example, in the event a New Plan is adopted for SeaSpine Employees and Orthofix Employees under which no participants receive credit for service before the effective date of the New Plan). In addition, and without limiting the generality of the foregoing provisions of this paragraph (b), Orthofix shall make commercially reasonable efforts to provide that (A) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable SeaSpine Plan or Orthofix Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Employee and his or her covered dependents, and any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    The Merger shall be deemed to constitute a “Corporate Transaction” and “Change in Control” for purposes of each of the Orthofix Equity Plan and the Orthofix Inducement Plans

and all awards granted respectively thereunder, and it is the intent of the parties that awards under such respective Plans shall be continued, and that all awards under the Orthofix Equity Plan will be treated in accordance with Section 17.4(b) of the Orthofix Equity Plan. Notwithstanding the foregoing and for the avoidance of doubt, the preceding sentence shall not be interpreted to affect whether or not the Merger will be deemed a “change in control,” “change of control” or similar phrase for any purpose other than as specifically stated in the preceding sentence.

(d)    The provisions of this Section 6.07 shall not be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular SeaSpine Plan or Orthofix Plan, to the extent permitted by its terms as in effect immediately before the Effective Time. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any SeaSpine Plan or Orthofix Plan, and no Person participating in any such Plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

6.08    Indemnification of Officers and Directors.

(a)    Orthofix agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of SeaSpine (the “Indemnified Parties”) as provided in SeaSpine’s Amended and Restated Certificate of Incorporation (as amended), SeaSpine’s Amended and Restated Bylaws (as amended), or any indemnification Contract between such directors or officers and SeaSpine (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Orthofix prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Orthofix shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of SeaSpine’s Amended and Restated Certificate of Incorporation (as amended), and SeaSpine’s Amended and Restated Bylaws (as amended), as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Orthofix shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.08.

(b)    Prior to or at the Effective Time, SeaSpine shall purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under SeaSpine’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Orthofix shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that SeaSpine shall not pay or agree to pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by SeaSpine prior to the date of this Agreement in respect of such “tail” policy. Should SeaSpine be unable to purchase a 6-year tail policy for fiduciary liability, SeaSpine shall purchase the longest tail period available, which shall be deemed to satisfy this Section 6.08(b).

(c)    The covenants contained in this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to applicable Law, Contract or otherwise.

(d)    If Orthofix or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Orthofix or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.08.

6.09    Public Disclosure. The initial press release relating to this Agreement shall be a joint press release in form and substance acceptable to each party, and thereafter Orthofix and SeaSpine shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that subject to compliance by the parties in all respects with the terms of Section 6.04 of this Agreement, no such opportunity to review and comment shall be required in connection with a SeaSpine Adverse Recommendation Change (or any responses thereto) or an Orthofix Adverse Recommendation Change (or any responses thereto). No provision of this Agreement shall prohibit either SeaSpine or Orthofix from issuing any press release or public statement in the event of a SeaSpine Adverse Recommendation Change or an Orthofix Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04 of this Agreement.

6.10    NASDAQ Listing of Additional Shares. Orthofix shall, in accordance with the requirements of NASDAQ, file with NASDAQ a Listing of Additional Shares Notice covering the Orthofix Shares to be issued to SeaSpine Stockholders pursuant to this Agreement (including, for the avoidance of doubt, Orthofix Shares issuable with respect to the SeaSpine Restricted Shares, SeaSpine RSUs and SeaSpine Options), as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.11    Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Orthofix and SeaSpine shall, and shall cause the members of its board of directors to, to the extent permissible under applicable Law, grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable following the date hereof, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, and to the extent permissible under applicable Law, take such actions as are necessary to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.12    Section 16. Orthofix shall, prior to the Effective Time, cause the Orthofix Board to approve the issuance of Orthofix Shares in connection with the Merger with respect to any employees of SeaSpine who, as a result of their relationship with Orthofix as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, SeaSpine shall cause the SeaSpine Board shall approve the disposition of SeaSpine equity securities (including derivative securities) in connection with the Merger by those directors and officers of SeaSpine subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.13    Certain Tax Matters.

(a)    None of the parties shall (and each party shall cause its respective Subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) would or would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith.

(b)    From and after the date of this Agreement and until the Closing, Orthofix, on the one hand, and SeaSpine, on the other hand, shall cooperate with each other and each shall use its reasonable best efforts to obtain: (i) in the case of Orthofix, a written opinion, in form and substance reasonably satisfactory to Orthofix, of Hogan Lovells US LLP (or other nationally recognized tax counsel reasonably acceptable to Orthofix, which shall include DLA Piper LLP) (“Orthofix Tax Counsel”); and (ii) in the case of SeaSpine, a written opinion, in form and substance reasonably satisfactory to SeaSpine, of DLA Piper LLP (or other nationally recognized tax counsel reasonably acceptable to SeaSpine, which shall include Hogan Lovells US LLP) (“SeaSpine Tax Counsel”) (each such opinion referred to in clauses (i) and (ii), a “Merger Tax Opinion”). Each Merger Tax Opinion shall be dated as of the Closing Date, and (a) be to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) will address any supplemental matter reasonably requested by both Orthofix and SeaSpine to be included in such opinion. Each of Orthofix, SeaSpine, and Merger Sub shall deliver to Orthofix Tax Counsel and SeaSpine Tax Counsel for purposes of the Merger Tax Opinions a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by Orthofix Tax Counsel and SeaSpine Tax Counsel in connection with the filing of the registration statement or its exhibits) containing customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to Orthofix Tax Counsel and SeaSpine Tax Counsel (the “Merger Tax Representation Letters”). Orthofix will promptly notify SeaSpine if, before the Closing, (i) it knows or has reason to believe that Orthofix is no longer able to obtain the Merger Tax Opinion from Orthofix Tax Counsel, or (ii) the terms of this Agreement would need to be amended in order to facilitate receipt of such opinion. SeaSpine will promptly notify Orthofix if, before the Closing, (A) it knows or has reason to believe that SeaSpine is no longer able to obtain the Merger Tax Opinion from SeaSpine Tax Counsel, or (B) the terms of this Agreement would need to be amended in order to facilitate receipt of such opinion.

6.14    No Control of Other Party’s Business. Nothing contained in this Agreement shall give SeaSpine, directly or indirectly, the right to control or direct Orthofix’s operations or give Orthofix, directly or indirectly, the right to control or direct SeaSpine’s operations prior to the Effective Time. Prior to the Effective Time, each of SeaSpine and Orthofix shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.15    Filing of Form S-8; Listing of Additional Shares. Orthofix shall file no later than five (5) days after the Closing Date, a registration statement on Form S-8 (or any successor form) with respect to the Orthofix Shares issuable with respect to SeaSpine Restricted Shares, SeaSpine RSUs and SeaSpine Options pursuant to Section 2.08(b), and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long such SeaSpine Restricted Shares, SeaSpine RSUs and SeaSpine Options remain outstanding.

6.16    Loan Payoff. SeaSpine shall use reasonable best efforts to deliver all notices and take all other actions, in each case to the extent reasonably requested by Orthofix, that are reasonably necessary to facilitate the termination at Closing of all commitments in respect of the SeaSpine Existing Loan Documents, the repayment in full at the Closing of all obligations in respect of the indebtedness thereunder, and the release on or promptly following the Closing of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance thereof, at the written request of Orthofix, SeaSpine shall use its reasonable best efforts to arrange for the receipt and delivery to Orthofix, at least three (3) Business Days prior to the Closing, of a customary payoff letter executed from the holders (or agent on behalf of such holders) of Indebtedness under the SeaSpine Existing Loan Documents, in form and substance reasonably satisfactory to Orthofix, in which the payee shall agree that upon payment of the amounts specified in such payoff letter: (i) all outstanding payment obligations of SeaSpine and its Subsidiaries arising under the SeaSpine Existing Loan Documents shall be repaid, discharged and extinguished in full on the Closing Date; (ii) all Liens in connection therewith shall be terminated, discharged and released; and (iii) the payee shall take all actions reasonably requested by Orthofix (or shall allow SeaSpine or Orthofix to take all actions) to evidence and record such termination, discharge and release of Liens as promptly as practicable after the Closing (the “SeaSpine Existing Loan Documents Termination”). Notwithstanding anything to the contrary contained herein, (x) in no event shall this Section 6.16 require SeaSpine or any of its Subsidiaries to cause the SeaSpine Existing Loan Documents Termination unless the Closing shall have occurred and (y) Orthofix shall provide, or cause to be provided, all funds required to effect the SeaSpine Existing Loan Documents Termination.

6.17    SeaSpine Exchangeable Shares Notice. Prior to the Closing, SeaSpine shall, in accordance with AcquireCo’s Articles, (a) provide written notice to each holder of SeaSpine Exchangeable Shares that a mandatory redemption of all outstanding SeaSpine Exchangeable Shares shall occur in connection with the Merger and (b) effect a SeaSpine Exchangeable Share Redemption and the issuance of SeaSpine Shares in connection therewith and with respect to all outstanding SeaSpine Exchangeable Shares contingent upon, and as of immediately prior to, the Effective Time.

ARTICLE 7

CONDITIONS TO CLOSING

7.01    Conditions to All Parties’ Obligations. The obligations of Orthofix and SeaSpine to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Orthofix and SeaSpine), at or prior to the Closing, of the following conditions:

(a)    the Orthofix Stockholder Approval shall have been attained;

(b)    the SeaSpine Stockholder Approval shall have been attained;

(c)    the Registration Statement shall have become effective under the Securities Act and shall remain in effect, and shall not be the subject of any stop order or any Action by the SEC seeking a stop order;

(d)    (i) any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any mandatory waiting period or required consent under any other applicable Antitrust Laws shall have expired or been obtained, except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to SeaSpine and Orthofix, taken as a whole; and

(e)    no Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

7.02    Conditions to Orthofix’s and Merger Sub’s Obligations. The obligations of Orthofix and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Orthofix), at or prior to the Closing, of the following conditions:

(a)    (i) the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.22 and Section 3.24 shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in Section 3.03 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 3.09(a) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) the representations and warranties contained in ARTICLE 3 of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a SeaSpine Material Adverse Effect;

(b)    SeaSpine shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)    since the date of this Agreement, there shall not have been or occurred any SeaSpine Material Adverse Effect; and

(d)    SeaSpine shall have delivered to Orthofix a certificate of SeaSpine executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), (b) and (c) have been satisfied.

7.03    Conditions to SeaSpine’s Obligations. The obligations of SeaSpine to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by SeaSpine), at or prior to the Closing, of the following conditions:

(a)    (i) the representations and warranties contained in Section 4.01(a), Section 4.02, Section 4.22 and Section 4.24 shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in Section 4.03 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 4.09(a) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) the representations and warranties contained in ARTICLE 4 of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, an Orthofix Material Adverse Effect;

(b)    each of Orthofix and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c)    since the date of this Agreement, there shall not have been or occurred any Orthofix Material Adverse Effect;

(d)    Orthofix shall have delivered to SeaSpine a certificate of Orthofix executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), (b) and (c) have been satisfied;

(e)    Orthofix shall have filed with NASDAQ the Listing of Additional Shares Notice with respect to the Orthofix Shares issued or issuable pursuant to this Agreement, and such Orthofix Shares shall have been approved and authorized for listing on NASDAQ; and

(f)    SeaSpine shall have received the Merger Tax Opinion from SeaSpine Tax Counsel, and such opinion shall not have been withdrawn or adversely modified.

ARTICLE 8

TERMINATION

8.01    Termination. This Agreement may be terminated and the transactions contemplated hereby, including the Merger, may be abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of Orthofix and SeaSpine;

(b)    by Orthofix, if:

(i)    at any time prior to the Effective Time, any of SeaSpine’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of SeaSpine’s representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true is (A) is incapable of being cured by SeaSpine or (B) shall not have been cured within forty-five (45) days of receipt by SeaSpine of written notice from Orthofix of such breach or failure to be true describing in reasonable detail such breach or failure to be true;

(ii)    the SeaSpine Board or any committee thereof (A) shall make a SeaSpine Adverse Recommendation Change, (B) shall not include the SeaSpine Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow SeaSpine to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii);

(iii)    SeaSpine materially breaches Section 6.04; or

(iv)    at any time prior to obtaining the Orthofix Stockholder Approval, Orthofix terminates in order to enter into a definitive agreement with respect to a Superior Proposal and Orthofix has otherwise complied with its obligations under Section 6.04;

(c)    by SeaSpine, if:

(i)    at any time prior to the Effective Time, any of Orthofix’s or Merger Sub’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Orthofix’s or Merger Sub’s representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.03(a) or 7.03(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true is (A) is incapable of being cured by Orthofix or Merger Sub or (B) shall not have been cured within forty-five (45) days of receipt by Orthofix of written notice from SeaSpine of such breach or failure to be true describing in reasonable detail such breach or failure to be true;

(ii)    the Orthofix Board or any committee thereof (A) shall make an Orthofix Adverse Recommendation Change, (B) shall not include the Orthofix Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Orthofix to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(c)(ii);

(iii)    Orthofix materially breaches Section 6.04; or

(iv)    at any time prior to obtaining SeaSpine Stockholder Approval, SeaSpine terminates in order to enter into a definitive agreement with respect to a Superior Proposal and SeaSpine has otherwise complied with its obligations under Section 6.04;

(d)    by either Orthofix or SeaSpine, if:

(i)    (A) any Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement that shall have become final and non-appealable or any applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (B) any expiration, termination authorization or consent from a Governmental Body required to be obtained pursuant to Section 7.01(d) shall have been denied and such denial shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party if a material breach by such party of its obligations under Section 6.05 or any other provision of this Agreement has been a principal cause of, or principally resulted in, such Order or Law;

(ii)    the Merger contemplated hereby has not been consummated by the date that is five (5) months following the date of this Agreement (the “Termination Date”);

provided, however, that if the Merger shall not have been consummated by the Termination Date but on that date the condition set forth in Section 7.01(d) shall have not been satisfied or waived, but all other conditions to the parties’ obligations to consummate the transactions contemplated by this Agreement set forth in ARTICLE 7 shall have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then either Orthofix or SeaSpine may extend the Termination Date by written notice to the other party up to a date not beyond the date that is eight (8) months after the date of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party if a material breach by such party of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by the Termination Date;

(iii)    the SeaSpine Stockholder Approval at a vote take thereon at the SeaSpine Stockholders’ Meeting shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to SeaSpine if a material breach by SeaSpine of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the SeaSpine Stockholder Approval;

(iv)    the Orthofix Stockholder Approval at a vote take thereon at the Orthofix Stockholders’ Meeting shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Orthofix if a material breach by Orthofix of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Orthofix Stockholder Approval.

8.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) Section 6.01(b), this Section 8.02, Section 8.03 and ARTICLE 9 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Intentional and Material Breach or Fraud. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.03    Termination Fees.

(a)    In the event that (i) this Agreement is terminated by SeaSpine pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or (ii) this Agreement is terminated by Orthofix pursuant to Section 8.01(b)(iv), then Orthofix shall pay to SeaSpine (A) the Orthofix Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt by Orthofix of documentation supporting such Expenses from SeaSpine. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, SeaSpine’s right to receive the one-time payment of the Orthofix Termination Fee and the Expenses from Orthofix as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to SeaSpine against Orthofix or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by SeaSpine pursuant to

Section 8.01(c)(ii) or Section 8.01(c)(iii) or by Orthofix pursuant to Section 8.01(b)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Orthofix Termination Fee and the Expenses, none of Orthofix’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Orthofix be required to pay the Orthofix Termination Fee or the Expenses on more than one occasion.

(b)    In the event that (i) this Agreement is terminated by Orthofix pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or (ii) this Agreement is terminated by SeaSpine pursuant to Section 8.01(c)(iv), then SeaSpine shall pay to Orthofix (A) the SeaSpine Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt by SeaSpine of documentation supporting such Expenses from Orthofix. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Orthofix’s right to receive the one-time payment of the SeaSpine Termination Fee and the Expenses from SeaSpine as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Orthofix against SeaSpine or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Orthofix pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or by SeaSpine pursuant to Section 8.01(c)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the SeaSpine Termination Fee and the Expenses, none of SeaSpine’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall SeaSpine be required to pay the SeaSpine Termination Fee or the Expenses on more than one occasion.

(c)    In the event that, prior to the SeaSpine Stockholders’ Meeting, (i) an Acquisition Proposal with respect to SeaSpine is publicly proposed or publicly disclosed and this Agreement is terminated by Orthofix or SeaSpine pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii), and such Acquisition Proposal is not irrevocably withdrawn at or prior to the SeaSpine Stockholders’ Meeting, in the case of termination pursuant to Section 8.01(d)(iii), or prior to the time of the relevant breach or failure to be true of a covenant, obligation, representation or warranty, in the case of termination pursuant to Section 8.01(b)(i), then, in each case, SeaSpine shall pay to Orthofix the Expenses no later than three (3) Business Days after receipt by SeaSpine following termination of documentation supporting such Expenses from Orthofix. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, SeaSpine enters into a definitive agreement (which is ultimately consummated) with respect to, or otherwise consummates, any Acquisition Proposal with respect to SeaSpine (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(c)), then SeaSpine shall pay to Orthofix the SeaSpine Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Orthofix’s right to receive the one-time payment of the SeaSpine Termination Fee (if and when due) and the Expenses from SeaSpine as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to Orthofix against SeaSpine or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Orthofix or SeaSpine pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the SeaSpine Termination Fee (if and when due) and the Expenses, none of SeaSpine’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)    In the event that, prior to the Orthofix Stockholders’ Meeting, (i) an Acquisition Proposal with respect to Orthofix is publicly proposed or publicly disclosed and this Agreement is terminated by Orthofix or SeaSpine pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv), and such Acquisition Proposal is not irrevocably withdrawn at or prior to the Orthofix Stockholders’ Meeting, in the case of termination pursuant to Section 8.01(d)(iv), or prior to the time of the relevant breach or failure to be true of a covenant, obligation, representation or warranty, in the case of termination pursuant to Section 8.01(c)(i), then, in each case, Orthofix shall pay to SeaSpine the Expenses no later than three (3) Business Days after receipt by Orthofix following termination of documentation supporting such Expenses from SeaSpine. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Orthofix enters into a definitive agreement (which is ultimately consummated) with respect to, or consummates, any Acquisition Proposal with respect to Orthofix (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(d)), then Orthofix shall pay to SeaSpine the Orthofix Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, SeaSpine’s right to receive the one-time payment of the Orthofix Termination Fee (if and when due) and the Expenses from Orthofix as provided in this Section 8.03(d) shall be the sole and exclusive remedy available to SeaSpine against Orthofix or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Orthofix or SeaSpine pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Orthofix Termination Fee (if and when due) and the Expenses, none of Orthofix’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)    As used in this Agreement, “Orthofix Termination Fee” shall mean $13,744,149 and “SeaSpine Termination Fee” shall mean $10,582,995. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses, not to exceed $2,000,000 in the aggregate, incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates.

(f)    The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither SeaSpine nor Orthofix would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for any payments set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Orthofix Termination Fee or the SeaSpine Termination Fee, as applicable, and the Expenses to be reimbursed to the Non-Defaulting Party under this Section 8.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01    Expenses. Except as otherwise expressly provided herein, Orthofix and Merger Sub, on the one hand, and SeaSpine, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02    Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by SeaSpine Stockholders or Orthofix Stockholders) if, and only if, such amendment or waiver is in writing and signed by Orthofix, SeaSpine and Merger Sub; provided, however, that after the receipt of SeaSpine Stockholder Approval or Orthofix Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of NASDAQ requires further approval of SeaSpine Stockholders or Orthofix Stockholders without the further approval of such shareholders.

9.03    Waiver.

(a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04    No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05    Entire Agreement; Counterparts. This Agreement (including the exhibits and schedules hereto, the SeaSpine Disclosure Letter and the Orthofix Disclosure Letter), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06    Applicable Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)    The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 9.06 shall limit the rights of any party to obtain execution of a judgment of any of the above specified courts in any other jurisdiction outside of those specified in this Section 9.06, and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)    To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09    No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.08 only, Orthofix, SeaSpine and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Orthofix or Merger Sub prior to the Closing Date:

Orthofix Medical Inc. 3451 Plano Parkway
Lewisville, TX 75056
Attention: Kimberley Elting
Email: KimElting@Orthofix.com with copies (which shall not constitute notice) to:

Hogan Lovells US LLP 555 Thirteenth Street, NW
Washington, DC 20004
Attention:	Joseph E. Gilligan
Brian C. O’Fahey
Email:	joseph.gilligan@hoganlovells.com
brian.ofahey@hoganlovells.com

Notices to SeaSpine:

SeaSpine Holdings Corporation 5770 Armada Drive
Carlsbad, CA 92008
Attention:	Patrick L. Keran, Senior Vice President & General Counsel
Email:	patrick.keran@seaspine.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention:	Michael S. Kagnoff
David M. Clark
Email:	michael.kagnoff@dlapiper.com
david.clark@dlapiper.com

9.11    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and only in such situation, without invalidating the remainder of such provision or the remaining provisions of this Agreement (or in any other situations), and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by SeaSpine, Orthofix or Merger Sub in accordance with their specific terms or were otherwise breached by SeaSpine, Orthofix or Merger Sub. It is accordingly agreed that (a) SeaSpine shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Orthofix or Merger Sub and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Orthofix or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which SeaSpine is entitled at law or in equity, without posting any bond or other undertaking, and (b) Orthofix and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by SeaSpine and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against SeaSpine in any court having jurisdiction, this being in addition to any other remedy to which Orthofix or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither SeaSpine nor Orthofix would enter into this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SEASPINE:

SEASPINE HOLDINGS CORPORATION

By:	/s/ Keith Valentine
Name: Keith Valentine
Title: President and Chief Executive Officer

ORTHOFIX:

ORTHOFIX MEDICAL INC.

By:	/s/ Jon C. Serbousek
Name: Jon C. Serbousek
Title: President and Chief Executive Officer

MERGER SUB:

ORCA MERGER SUB INC.

By:	/s/ Jon C. Serbousek
Name: Jon C. Serbousek
Title: President

[Signature Page to Agreement and Plan of Merger]